Exhibit 99.17

Public

Accounts

Ministry of Finance

Office of the

Comptroller General

For the Fiscal Year Ended

March 31, 2013

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended… – 2000/2001–

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187–8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and

expenditures–Periodicals. 2. Revenue–British

Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals. 1.

British Columbia. Ministry of Finance. 2. Title.

HJ13.B74	352.4’09711’05	C2001–960204–9

July 23, 2013

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2013.

MICHAEL DE JONG
Minister of Finance

Ministry of Finance
Victoria, British Columbia

Honourable Michael de Jong

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2013.

Respectfully submitted,

STUART NEWTON
Comptroller General

British Columbia’s Public Accounts

Staying the Course

The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries and Crown agencies presented on a consolidated basis. The supporting notes and schedules define the accounting policies followed in preparing the province’s financial statements and form an integral part of the overall financial picture of the province’s financial activities in fiscal year 2012/13.

Responsibility for the preparation of the government’s financial statements rests with the Office of the Comptroller General. Although accounting policies are based in Public Sector Accounting Standards, the application of standards to specific programs and transactions is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements.

These determinations can be challenging, particularly in a time of significant change in national and international accounting standards. To ensure due dilligence in the application of accounting policies, decisions are based on comprehensive understanding of the substance of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community. In preparing the province’s financial statements, our objective is to ensure they not only comply with the technical requirements of Public Sector accounting, but also provide useful and understandable information about government’s financial results and the financial position of the province. In addressing these challenges, the province is supported by the independent Accounting Policy Advisory Committee established under the Budget Transparency and Accountability Act in 2001.

As accounting standards evolve, government provides direction to its individual entities on the selection and application of accounting policies to ensure consistent and transparent practice across the government reporting entity. The way a transaction is reported at the entity level should be the same way that transaction is reported in the Summary Financial Statements. To that end, all service delivery agencies, including schools, universities, colleges and health authorities, now report under the same set of Public Sector Accounting Standards. This is the culmination of a multi–year project to improve the transparency, line of sight, and understandability of financial statements at every level within the reporting entity. Despite the growing complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts each year and continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts, and the focus on “one bottom line”; that is, the Summary Financial Statements of the province.

Throughout the year, we work with the Office of the Auditor General to implement changes in accounting standards, address audit findings and recommendations, and improve the transparency of financial reporting. In doing so, we are mindful of the need to maintain consistency in the fundamental principles of accounting, and the comparability of financial information over a long period of time. This continuity allows the users of financial information to compare government’s financial performance against their fiscal plan, and to understand the province’s financial performance over longer periods of time. These objectives help to demonstrate accountability for financial performance to the public, both in the current year and over the longer term.

To provide financial statement users with assurance over the reliability of the Public Accounts, the Auditor General expresses his independent opinion on the Summary Financial Statements and Debt Summary Report. This year the Auditor General has once again provided a qualified opinion, identifying areas where he believes the financial statements depart from the Canadian generally accepted accounting principles. While our judgement differs from that of the Auditor General, those differences are identified and quantified in the audit opinion, and disclosure is provided in the notes to the financial statements to ensure users are fully informed. Although disclosure is not an alternative to financial statement recognition, our main concern in addressing areas of disagreement is to ensure transparency and support a full understanding of the basis and nature of qualification while we engage the national community to resolve differences of application.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations and agencies, and the Auditor General and his staff for their cooperation and support in preparing the 2012/13 Public Accounts.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Stuart.Newton@gov.bc.ca; by telephone at 250–387–6692, or by fax at 250–356–2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet – website http://www.fin.gov.bc.ca/ocg.htm). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

STUART NEWTON
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Contents

Overview (Unaudited)

Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Economic Highlights	12
Discussion and Analysis	13

Summary Financial Statements

Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	33
Report of the Auditor General of British Columbia	35
Consolidated Statement of Financial Position	41
Consolidated Statement of Operations	42
Consolidated Statement of Change in Net Liabilities	43
Consolidated Statement of Cash Flow	44
Notes to Consolidated Summary Financial Statements	46
Reporting Entity	85
Consolidated Statement of Financial Position by Sector	88
Consolidated Statement of Operations by Sector	92
Statement of Financial Position for Self–supported Crown Corporations and Agencies	96
Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	98
Consolidated Statement of Tangible Capital Assets	100
Consolidated Statement of Guaranteed Debt	101

Supplementary Information (Unaudited)

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	105
SUCH Statement of Financial Position	108
SUCH Statement of Operations	110
Consolidated Staff Utilization	111

Consolidated Revenue Fund Extracts (Unaudited)

Statement of Financial Position	115
Statement of Operations	117
Statement of Cash Flow	118
Schedule of Net Revenue by Source	120
Schedule of Comparison of Estimated Expenses to Actual Expenses	122
Schedule of Financing Transaction Disbursements	124
Schedule of Write–offs ,Extinguishments and Remissions	125

Provincial Debt Summary

Overview of Provincial Debt (Unaudited)	129
Provincial Debt (Unaudited)	130
Change in Provincial Debt (Unaudited)	131
Reconciliation of Summary Financial Statements’ Deficit(Surplus) to Change in Taxpayer–supported Debt and Total Debt (Unaudited)	132
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	132
Change in Provincial Debt, Comparison to Budget (Unaudited)	133
Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	134
Interprovincial Comparison of Taxpayer–supported Debt Service Costs as a Percentage of Revenue (Unaudited)	135
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	137
Summary of Provincial Debt	139
Key Indicators of Provincial Debt	141
Summary of Performance Measures	142

Definitions(Unaudited)	143

Acronyms(Unaudited)	146

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF),the taxpayer–supported Crown corporations and agencies (government organizations), the self–supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)—the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write–offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: www.fin.gov.bc.ca

Additional Information Available (Unaudited)

The following information is available only on the Internet at: www.fin.gov.bc.ca

Consolidated Revenue Fund Supplementary Schedules—this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general–purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 3–7 of the Estimates—Fiscal Year Ending March 31, 2013.

•                                    The province ended the year with a deficit of $1,146 million, compared to a budgeted deficit of $968 million. Revenues were $1,046 million weaker than budget estimates, offset by $668 million savings in government spending, and the $200 million forecast allowance was not used.

•                                    In 2012/13, the province continued to invest in capital infrastructure. The province’s net investment to build and upgrade schools, universities, colleges, hospitals, roads and bridges was $1,070 million in 2012/13. Capital investment is financed through a combination of debt, partnerships with the private sector and cost sharing with partners such as Federal and Municipal governments.

•                                    Total provincial debt, the most commonly used measure of debt, increased by $5,623 million in 2012/13 to finance capital infrastructure and support working capital requirements for programs and initiatives. For accounting purposes, financial statement debt increased by $5,885 million in 2012/13. A reconciliation of total provincial debt to financial statement debt is included on page 132 of the Public Accounts.

•                                    In calendar year 2012, the provincial economy grew by 1.7% as measured by real GDP. This is marginally lower than the national average rate of 1.8%. The province’s ratio of net liabilities to GDP was stable at 17%.

•                                     British Columbia continues to maintain a strong credit rating with all three major credit rating agencies. Dominion Bond Rating Service affirmed the province a rating of AA(high) while Standard & Poor’s and Moody’s Investors Services Inc. affirmed the province’s rating of AAA and Aaa respectively, their highest possible ratings.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by an estimated 1.7% in the 2012 calendar year, the fourth highest rate among provinces and slightly lower than the national average of 1.8%, according to preliminary GDP by industry data from Statistics Canada. The 1.7% growth for British Columbia in 2012 is below the government’s June Update 2013 estimate of 1.8%.

Real Gross Domestic Product in Calendar Year 2012

Growth was observed across most major industries in 2012 with the exception of agriculture, forestry, fishing and hunting (down 1.9%), mining, quarrying, oil and gas extraction (down 0.5%) and public administration (down 0.2%). The strongest gains among industries in 2012 were observed in construction (up 4.5%), real estate, rental and leasing services (up 2.7%) and professional, scientific and technical services (also up 2.7%). Wholesale and retail trade, as well as transportation and warehousing, also saw steady gains in 2012.

Retail sales, an indicator of consumer spending, increased by 1.9% in 2012. However, the value of merchandise exports from British Columbia fell by 4.2% in 2012, due to slowing global demand and declines in some key commodity prices.

Unemployment Rate in Calendar Year 2012

British Columbia saw its annual unemployment rate decline in 2012, as it fell to 6.7% from the 7.5% rate observed in 2011. The unemployment rate in BC in 2012 was lower than the national average of 7.2%. The average level of employment in 2012 was higher than the pre–recession level observed in 2008 by about 46,100 jobs.

Per Capita Information

Per capita information describes the amount of revenue received, amounts expended, and net liabilities incurred per person in the province over the last five years. Revenue per capita decreased this year along with expense per capita.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Summary Accounts Surplus (Deficit)

				Variance
	In Millions			2012/13	2012/13
	2012/13	2012/13	2011/12	Actual	vs
	Budget	Actual	Actual	to Budget	2011/12
	$	$	$	$	$
Taxpayer–supported Programs and Agencies
Revenue	40,384	39,257	39,126	(1,127)	131
Expense	(43,869)	(43,201)	(43,646)	668	445
Taxpayer–supported net earnings	(3,485)	(3,944)	(4,520)	(459)	576
Self–supported Crown corporation net earnings	2,717	2,798	2,706	81	92
Surplus (deficit) before unusual items	(768)	(1,146)	(1,814)	(378)	668
Forecast allowance	(200)			200	0
Surplus (deficit) for the year	(968)	(1,146)	(1,814)	(178)	668

The province ended the year with a deficit of $1,146 million, which was $178 million over the deficit forecast in the Budget and Fiscal Plan 2012/13 — 2014/15. The 2012/13 deficit of $1,146 million was $668 million less than the deficit of $1,814 million in fiscal year 2011/12.

During the 2012/13 fiscal year, the province continued to invest in capital projects. Investments in infrastructure, including the Fort St. John Hospital and Residential Care Centre, Jim Pattison Outpatient Care and Surgery Centre, Interior Heart and Surgical Centre, expansions to Kelowna General and Vernon Jubilee Hospitals, Northern Cancer Centre, Prince George, Children’s and Women’s Hospitals Redevelopment Project, eHealth, Surrey Memorial Hospital Critical Care Tower Project, Faculty of Pharmaceutical Sciences and the Centre for Drug Research and Development Building for UBC—V, the South Fraser Perimeter Road, BC Place development, and various upgrades and improvements to facilities in the Education sector, as well as the province’s power generation and transmission facilities, which ensure future service potential is available to support the delivery of government programs and services to the public. BC has continued to invest in the capital infrastructure necessary to support economic stability.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Components of Surplus (Deficit)

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are broken down into separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licenses, contributions from self–supported Crown corporations, and investment income.

	In Millions
	2008/09	2009/10	2010/11	2011/12	2012/13
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	18,706	17,702	19,031	20,145	21,050
Contributions from federal government	5,985	6,917	7,997	7,707	7,042
Fees and licences	4,008	4,121	4,434	4,725	4,896
Miscellaneous	2,504	2,627	2,700	2,715	2,623
Natural resources	3,810	2,649	2,729	2,812	2,473
Net earnings of self–supported Crown corporations	2,880	3,033	2,951	2,706	2,798
Investment income	818	931	843	1,022	1,173
Total revenue	38,711	37,980	40,685	41,832	42,055

Provincial revenues increased by $223 million in 2012/13. The improvement in provincial revenue was led by increases in tax revenue as well as minor increases in fees and licences, net earnings from self–supported Crown corporations and investment income. Increases in these significant sources of revenue were offset by decreases in contributions from the federal government and natural resource revenue.

In 2012/13, tax revenue increased by $905 million (4.5%). Personal income tax revenue increased by $550 million. Corporate income tax revenue increased by $202 million, and harmonized sales tax revenue increased by $171 million. These increases were offset by a $186 million decrease in property transfer tax revenue from 2011/12. All other tax revenues increased by $168 million over the same period.

Contributions from the Federal government were $665 million lower than contributions received in 2011/12. The province did not receive HST transition funding in 2012/13, compared to transition funds of $580 million received in 2011/12. Contributions under infrastructure programs were $94 million less than in 2011/12, and federal disaster financial assistance was $57 million less than in 2011/12. Federal contributions under other programs, including the Canada Health and Social transfer, increased by $66 million.

Natural resource revenues decreased by $339 million (12.1%) from 2011/12 to 2012/13. Petroleum and natural gas royalties were $240 million less than in 2011/12, and mineral revenues were $214 million less than in 2011/12. These decreases were offset by an increase in forest revenues of $88 million over 2011/12. All other sources of natural resource revenue increased by $27 million over 2011/12.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Own–source Revenue to GDP

The ratio of own–source revenue to GDP represents the amount of revenue the provincial government is taking from the whole provincial economy in the form of taxation, natural resource revenue, user fees and sales (own–source revenue is all revenue except for federal transfers).

Having decreased from a range of 16.1% to 15.7% in 2011/12, own–source revenue to GDP has remained relatively stable in 2012/13 ending the year at 15.6%.

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Total revenue increased in 2012/13.This improvement is the result of increases in taxation and other revenues, including fees and licences revenue and earnings from self–supported Crown corporations, offset by decreases in natural resource revenue and federal contributions.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenue explains past trends of natural resource revenue in total and by major category. Natural resource revenue is among the most volatile revenue sources for the province because it is vulnerable to market fluctuations in commodity prices.

Petroleum, natural gas and mineral revenues decreased by $454 million from 2011/12. These categories of natural resource revenue account for 54% of natural resource revenue compared to 64% in 2011/12.

Forestry revenue increased by $88 million in 2012/13. The proportion of natural resource revenue derived from forestry increased to 23% in 2012/13 from 17% in 2011/12.

Water and other resource revenues increased by $27 million in the year.

Government–to–Government Transfers to Total Revenue

The ratio of government–to–government transfers to total revenue is an indicator of how dependent the province is on transfers from the Federal government. An increasing trend shows more reliance and a decreasing trend shows less.

Federal transfers decreased by $665 million in 2012/13. This decrease was the result of receiving less federal funding for HST transition, infrastructure, and disaster financial assistance. This trend indicates a decrease in the province’s dependence on federal contributions as they return towards historical levels.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, interest, natural resources and economic development, transportation, other, protection of persons and property, and general government. The health, education and social services functions account for approximately three quarters of the province’s total operating costs.

	In Millions
	2008/09	2009/10	2010/11	2011/12	2012/13
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	14,980	15,385	15,992	16,917	17,502
Education	10,485	11,052	11,165	11,228	11,528
Social services	3,420	3,573	3,786	3,940	3,990
Interest	2,158	2,197	2,252	2,383	2,390
Natural resources and economic development	1,991	2,264	2,349	1,873	2,092
Transportation	1,422	1,474	1,580	1,544	1,552
Other	1,674	1,407	1,208	1,415	1,346
Protection of persons and property	1,588	1,535	1,448	1,512	1,539
General government	929	903	1,146	2,834	1,262
Total expense	38,647	39,790	40,926	43,646	43,201

Government program spending increased by $1,154 million in 2012/13 while total expenses decreased by $445 million. Total expenses decreased because the $1,599 million repayment of HST transition funding was included in total expenses for 2011/12.

In 2012/13, the province increased spending on health by $585 million (3.5%), education by $300 million (2.7%) and social services by $50 million (1.3%). Spending on natural resources and economic development increased by $219 million and all other changes were offset in 2012/13 resulting in no effect to total expense.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

In 2012/13, provincial operating expenses were $43,201 million, a $445 million (1.0%) decrease from 2011/12. Program spending has increased by $4,554 million (11.8%) since 2008/09 in line with government’s commitment to protect core public services including healthcare, education and social services.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP decreased in 2012/13, indicating that government spending was at a rate below economic growth as represented by GDP. This decrease in spending is mainly related to the one–time repayment of HST transitional funding recognized in 2011/12.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2011/12 to 2012/13

	In Millions
			Surplus
	Revenue	Expense	(Deficit)
	$	$	$
2011/12 (Deficit)	41,832	43,646	(1,814)
Increase in taxation revenue	905		905
Decrease in federal contributions	(665)		(665)
Decrease in natural resource revenue	(339)		(339)
Net increase in other revenue	322		322
Increase in health spending		585	(585)
Increase in educations spending		300	(300)
Increase in social services spending		50	(50)
Increase in natural resource and economic development		219	(219)
One–time repayment of HST transitional funding		(1,599)	1,599
Subtotal of changes in actual results	223	(445)	668
	42,055	43,201
2011/13 (Deficit)			(1,416)

2011/12 Accumulated Surplus			2,428
Accumulated other comprehensive income from self-supported Crown corporations and agencies			103
2012/13 Accumulated Surplus			1,385

The net increase in revenue of $223 million and decrease in total expense of $445 million, resulted in a deficit that was $668 million lower than 2011/12. The deficit of $1,146 million in 2012/13, offset by the accumulated other comprehensive income from self–supported Crown corporations and agencies of $103 million, resulted in an ending accumulated surplus of $1,385 million for 2012/13.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Changes from 2012/13 Budget

	In Mollions
			Forecast	Surplus
	Revenue	Expense	Allowence	(Deficit)
	$	$	$	$
(Deficit) per Budget March 2012	43,101	43,869	(200)	(968)
Decreased natural resource revenue	(513)			(513)
Decreased federal transfers	(215)			(215)
Decreased other revenues	(318)			(318)
Decreased health spending		(468)		468
Decreased education spending		(233)		233
Increased social services spending		62		(62)
Increased natural resource and economic development spending		260		(260)
Decreased other program spending		(289)		289
Forecast allowance			200	200
Subtotal of changes in actual results compared to budget	(1,046)	(668)	200	(178)
Actual Results	42,055	43,201	0	(1,146)

Revenue was $1,046 million (2.4%) lower than the budgeted amount of $43,101 million and expenses were $668 million (1.5%) lower than the budget of $43,869 million.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

				Variance
	In Millions			2012/13	2012/13
	2012/13	2012/13	2011/12	Budget	vs
	Budget	Actual	Actual	to Actual	2011/12
	$	$	$	$	$
Financial assets	38,469	37,528	34,454	(941)	3,074
Less: liabilities	(76,470)	(75,664)	(70,316)	806	(5,348)
Net Liabilities	(38,001)	(38,136)	(35,862)	(135)	(2,274)
Less: non–financial assets	39,101	39,521	38,334	420	1,187
Accumulated surplus	1,100	1,385	2,472	285	(1,087)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results. At March 31, 2013, the accumulated surplus was $1,385 million, $285 million higher than budget. The $1,087 million decrease in accumulated surplus compared to 2011/12 reflects the annual deficit of $1,146 million, plus the change in other comprehensive income of self–supported Crown corporations, which increased by $59 million.

Financial assets were $3,074 million higher than 2011/12. Compared to 2011/12, cash, cash equivalents, and temporary investments decreased by $74 million. This is offset by increases in equity in self–supported Crown corporations and agencies of $540 million, loans for the purchase of assets, recoverable from agencies of $2,061 million, and other financial assets of $547 million.

Liabilities increased by $5,348 million from 2011/12. Compared to 2011/12, self–supported debt increased by $2,069 million and taxpayer–supported debt increased by $3,816 million to fund infrastructure programs, provide capital financing to self–supported Crown corporations and agencies, and support working capital requirements. Other liabilities, including accounts payable and deferred revenue, decreased $537 million from 2011/12.

Non–financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non–financial assets increased by $1,187 million over 2011/12 as government invested in hospitals and health facilities, transportation infrastructure and post–secondary institutions.

Accumulated Surplus

The accumulated surplus represents current and all prior years’ operating results. In 2012/13, the province had an accumulated surplus of $1,385 million, $1,087 million less than in 2011/12. Despite an annual deficit, the province maintains a positive financial position. The positive operating results of prior years provide the flexibility to protect core public services as the economy strengthens.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2008/09	2009/10	2010/11	2011/12	2012/13
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments and warehouse investments	7,248	2,893	3,048	3,223	3,149
Accounts receivable	2,551	2,530	2,334	2,398	2,445
Equity in self–supported Crown corporations and agencies	5,952	7,457	7,090	6,994	7,534
Loans for the purchase of assets, recoverable from agencies	9,149	11,471	12,947	14,846	16,907
Other financial assets	5,426	5,937	7,028	6,993	7,493
Total financial assets	30,326	30,288	32,447	34,454	37,528

In 2012/13, financial assets increased by $3,074 million over 2011/12 primarily due to an increase in capital loans to Crown agencies. Recoverable capital loans increased by $2,061 million as the province provided funding to Crown agencies for capital projects, equity in self–supported Crown corporations increased by $540 million, and all other financial assets increased by $473 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2008/09	2009/10	2010/11	2011/12	2012/13
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer–supported debt	28,322	31,116	33,079	36,012	39,828
Self–supported debt	11,330	11,552	13,030	14,942	17,011
Total financial statement debt	39,652	42,668	46,109	50,954	56,839
Accounts payable and other liabilities	7,452	7,043	7,675	8,874	8,902
Deferred revenue	9,480	10,045	10,798	10,488	9,923
Total liabilities	56,584	59,756	64,582	70,316	75,664

In 2012/13, total liabilities increased by $5,348 million over 2011/12. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer–supported debt increased in 2012/13 by $3,816 million, while self–supported debt increased by $2,069 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 26. Deferred revenue decreased by $565 million while accounts payable and other liabilities increased by $28 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Non–financial Assets

Trend analysis of non–financial assets provides users with information to assess the management of a government’s infrastructure and long–term non–financial assets.

	In Millions
	2008/09	2009/10	2010/11	2011/12	2012/13
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	30,539	32,219	34,278	35,692	36,762
Other non–financial assets	1,986	2,187	2,448	2,642	2,759
Total non–financial assets	32,525	34,406	36,726	38,334	39,521

Management of non–financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non–financial assets typically represent resources that government can use in the future to provide services. At March 31, 2013, non–financial assets were $39,521 million which was $1,187 million higher than 2011/12 and $6,996 million higher than 2008/09. The majority of the province’s non–financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in tangible capital assets by $1,070 million in 2012/13, $1,414 million in 2011/12, $2,059 million in 2010/11, $1,680 million in 2009/10 and $1,888 million in 2008/09 to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current surplus. They reduce future surpluses in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $1,070 million in 2012/13, and $8,111 million since 2008/09. Total capital stock has also increased steadily over that period which indicates that capital infrastructure is available to continue providing programs and services in future periods.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus

	In Millions
	2008/09	2009/10	2010/11	2011/12	2012/13
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	30,326	30,288	32,447	34,454	37,528
Less: liabilities	(56,584)	(59,756)	(64,582)	(70,316)	(75,664)
Net liabilities	(26,258)	(29,468)	(32,135)	(35,862)	(38,136)
Less: non–financial assets	32,525	34,406	36,726	38,334	39,521
Accumulated surplus	6,267	4,938	4,591	2,472	1,385

Net liabilities increased by $2,274 million in 2012/13, due to increased spending on public services and investment in infrastructure. The liabilities include deferred revenue of $9,923 million that represents restricted contributions that will be recognized as revenue in future periods as service delivery obligations are met.

While the financial measure of net liabilities has increased, the financial position of the province remains positive as total assets, including both financial assets and investments in capital stock, are greater than the liabilities of the province. The accumulated surplus of the province was $1,385 million in 2012/13, indicating that the cumulative result of all past annual surpluses and deficits is positive, or that the province remains in a positive net financial position.

Non–financial Assets as a Portion of Liabilities

The chart provides an indication of what proportion of liabilities are used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, the proportion of liabilities used to fund capital infrastructure has decreased slightly from 57.5% in 2008/09 to 52.2% in 2012/13.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The increase in net liabilities to GDP is the result of net liabilities increasing at a rate faster than the increase in economic growth as represented by GDP in 2012/13. Net liabilities include deferred revenue that will be recognized as revenue in future periods as well as obligations to outside parties, including accounts payable and debt.

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the negative range of the chart indicate that government must take a greater share of GDP to support existing operations, reduce the debt burden, or invest in infrastructure.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Analysis of total provincial debt helps users to assess the extent of long–term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2008/09	2009/10	2010/11	2011/12	2012/13
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Gross debt	39,652	42,668	46,109	50,954	56,839
Less: sinking fund assets	(2,134)	(1,329)	(1,410)	(1,491)	(1,778)
Third party guarantees and non–guaranteed debt	496	546	455	730	755
Total provincial debt	38,014	41,885	45,154	50,193	55,816

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $1,023 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and the inclusion of debt guarantees and non–guaranteed debt. Overall, total provincial debt increased by $5,623 million in 2012/13 because the government borrowed to fund capital projects and working capital requirements. The largest increases in the debt of self–supported Crown agencies were the debt of the British Columbia Hydro and Power Authority which increased by $1,189 million and the debt of Transportation Investment Corporation which increased by $831 million. BC Transportation Financing Authority debt increased by $797 million; health sector debt increased by $398 million; education sector debt increased by $553 million; and the debt of other taxpayer–supported entities increased by $180 million. Provincial government direct operating debt increased by $1,595 million compared to 2011/12.

Taxpayer–supported debt to GDP

The ratio of taxpayer–supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. An increasing ratio means that debt is growing faster than the economy.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s strong fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2012/13, Moody’s Investors Service Inc. gave the province an Aaa credit rating (2012: Aaa); Standard and Poor’s gave the province an AAA credit rating (2012: AAA); and Dominion Bond Rating Services gave the province an AA(high) credit rating (2012: AA (high)).

Credit Ratings May 2013

Rating Agency1

	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (high)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AAA	AA
Manitoba	Aa1	AA	A (high)
Ontario	Aa2	AA–	AA (low)
Quebec	Aa2	A+	A (high)
New Brunswick	Aa2	AA–	A (high)
Nova Scotia	Aa2	A+	A
Prince Edward Island	Aa2	A	A (low)
Newfoundland	Aa2	A+	A
Canada	Aaa	AAA	AAA

1The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “–”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 129–142.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is left to provide core public services. The interest bite has remained relatively stable over the last five years. In 2012/13, the province spent 3.9 cents of each revenue dollar on interest on the provincial debt.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Non–Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non–hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Since 2008/09, the government has significantly reduced its foreign currency debt, thereby reducing the province’s vulnerability to changes in exchange rates.

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables which the government does not directly control. These include:

•                           assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•                           outcomes from litigation, arbitration, and negotiations with third parties;

•                           changes in federal transfers, cost–sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•                           utilization rates for government services such as healthcare, children and family services, or income assistance;

•                           exposure to interest rate fluctuations, foreign exchange rates and credit risk; and

•                           changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the deficit:

Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increase Of	($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$25 to $50[1]
Natural gas prices (Cdn$/gigajoule)	50 cents	$117-$125[2]
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($50)
Interest rate	1 percentage point	($97)
Debt	$500 million	($14)

1Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenue may be offset by changes in border tax revenue.

2Sensitivities can vary significantly especially at lower prices.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Financial Statement Discussion and Analysis Report

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations’, school districts’, universities’, colleges’, institutes’, and health organizations’ (SUCH sector) forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 19 on page 69 of the Notes to the Consolidated Summary Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2013

Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/S/ MICHAEL DE JONG
MICHAEL DE JONG

Chair, Treasury Board

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

Report on the Summary Financial Statements

I have audited the accompanying summary financial statements of the Government of the Province of British Columbia (“the Government”), which comprise the consolidated statement of financial position as at March 31, 2013, and the consolidated statements of operations, change in net liabilities and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibility for the Summary Financial Statements

Government is responsible for the preparation and fair presentation of these summary financial statements in accordance with the Budget Transparency and Accountability Act as set out in note 1(a) to the summary financial statements, and for such internal control as it determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor General’s Responsibility

My responsibility is to express an opinion on these summary financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the summary financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the summary financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the summary financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the summary financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified audit opinion.

Basis for Qualified Opinion

Full consolidation of the Transportation Investment Corporation is required

Government has classified the Transportation Investment Corporation as a government business enterprise which is consolidated in these summary financial statements using the modified equity

MINISTRY OF FINANCE

Independent Auditor’s Report - Summary Financial Statements

basis as described in note 1 (c). Under Canadian public sector accounting standards, to be classified as a government business enterprise, an organization must maintain its operations and meet its liabilities from revenues received from outside the government reporting entity. As of March 31, 2013, the Transportation Investment Corporation does not have this characteristic and, therefore, is not properly classified as a government business enterprise. Had this organization been properly classified, it would have been accounted for using the full consolidation method and certain financial statement line items would have changed by a material amount.

Changes to the summary financial statements had the Transportation Investment Corporation been fully consolidated are as follows:

	Increase/(decrease)
	$millions
	2013	2012
Consolidated statement of financial position
Financial assets	(2,326)	(1,628)
Liabilities	286	393
Net liabilities	2,612	2,021
Non-financial assets	2,684	2,133
Accumulated surplus	72	112

Consolidated statement of operations
Revenue	(35)	(82)
Expense	25	15
Deficit for the year	60	97

The increase to the deficit for the year relates to realized losses on interest rate hedging transactions that would be recorded as an expense if fully consolidated.

The supporting summary financial statements by sector (pages 88 to 95) and the supporting statements for self-supported Crown corporations and agencies (pages 96 to 99) would also be impacted by this inappropriate classification of the Transportation Investment Corporation and by the summary financial statement changes described above.

Inappropriate deferral of government transfers revenue

For the year-ended March 31, 2013, changes to Canadian public sector accounting standards now require transfers from other governments to be recorded as revenues in the period the transfer is authorized and all eligibility criteria have been met, except when, and to the extent that the transfer gives rise to an obligation that meets the definition of a liability for the recipient government. These changes apply to transfers received during the fiscal year ended March 31, 2013, and also transfers received in prior years but not yet recognized as revenues.

MINISTRY OF FINANCE

Independent Auditor’s Report - Summary Financial Statements

However, Government’s accounting treatment for funds received from other governments is to defer such transfers and recognize as revenue in the statement of operations on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to defer such transfers and recognize as revenue in the statement of operations on the same basis as the related assets are amortized. In this respect, the summary financial statements are not in accordance with Canadian public sector accounting standards.

Government has chosen to adopt this new accounting standard prospectively. Had an adjustment been made prospectively to record the effect of the transition to the new standard, liabilities as at March 31, 2013, would have been less by $1,945 million, revenue would have been greater by $1,945 million, net liabilities for the year would have been less by $1,945 million and the deficit for the year then ended would have been less by $1,945 million.

Inappropriate deferral of restricted revenues

Government’s accounting treatment for externally restricted funds received from non-government sources is to defer such funds and recognize as revenue in the statement of operations on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to defer such funds and recognize as revenue in the statement of operations on the same basis as the related assets are amortized. In this respect, the summary financial statements are not in accordance with Canadian public sector accounting standards which require externally restricted revenues from non-government sources to be recorded as revenue in the period in which the funds are used for the purpose or purposes specified.

Had an adjustment been made prospectively, liabilities as at March 31, 2013, would have been less by $1,010 million, revenue would have been greater by $1,010 million, net liabilities for the year would have been less by $1,010 million and the deficit for the year then ended would have been less by $1,010 million.

MINISTRY OF FINANCE

Independent Auditor’s Report - Summary Financial Statements

Impact of audit qualifications on the recorded net liabilities and deficit for the year

If the summary financial statements were prepared fully in accordance with Canadian public sector accounting standards, the recorded net liabilities for the year would have been $343 million lower and the recorded deficit for the year would have been $2,895 million lower which would have resulted in a surplus for the year of $1,749 million.

Qualified Opinion

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2013, and the results of its operations, change in its net liabilities, and its cash flows for the year then ended in accordance with the Budget Transparency and Accountability Act as set out in note 1(a) to the summary financial statements, which conform with Canadian public sector accounting standards.

Report on Other Legal and Regulatory Requirements

As required by section 11(2) of the Auditor General Act, I report that, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements are presented fairly in accordance with Canadian public sector accounting standards, which is one of the financial reporting frameworks included in Canadian generally accepted accounting principles.

/s/ Russ Jones
Victoria, British Columbia	Russ Jones, MBA, CA
July 4, 2013	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2013

		In Millions
	Note	2013	2012
		$	$
Financial Assets
Cash and cash equivalents		2,184	2,161
Temporary investments		965	1,062
Accounts receivable	3	2,445	2,398
Inventories for resale	4	60	42
Due from other governments	5	926	943
Due from self–supported Crown corporations and agencies	6	432	528
Equity in self–supported Crown corporations and agencies	7	7,534	6,994
Loans, advances and mortgages receivable	8	1,681	1,624
Other investments	9	2,616	2,365
Sinking fund investments	10	1,778	1,491
Loans for purchase of assets, recoverable from agencies	11	16,907	14,846
		37,528	34,454

Liabilities
Accounts payable and accrued liabilities	12	6,691	6,519
Due to other governments	13	2,007	2,193
Due to Crown corporations, agencies and trust funds	14	39	52
Deferred revenue	15	9,923	10,488
Employee pension plans	16	165	110
Taxpayer–supported debt	17	39,828	36,012
Self–supported debt	18	17,011	14,942
		75,664	70,316
Net assets(liabilities)	20	(38,136)	(35,862)

Non–financial Assets
Tangible capital assets	21	36,762	35,692
Restricted assets	22	1,492	1,427
Prepaid program costs	23	714	636
Other assets	24	553	579
		39,521	38,334
Accumulated surplus (deficit)	25	1,385	2,472

Measurement uncertainty	2
Contingencies and contractual obligations	26
Subsequent events	37

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/S/ STUART NEWTON
STUART NEWTON
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2013

	In Millions
	2013		2012
	Estimates
	(Note 32)	Actual	Actual
	$	$	$
Revenue
Taxation (Note 27)	21,088	21,050	20,145
Contributions from the federal government	7,257	7,042	7,707
Fees and licences	4,923	4,896	4,725
Miscellaneous	3,047	2,623	2,715
Natural resources (Note 28)	2,986	2,473	2,812
Net earnings of self—supported Crown corporations and agencies (Note 7)	2,717	2,798	2,706
Investment income	1,083	1,173	1,022
	43,101	42,055	41,832
Expense (Note 29)
Health	17,970	17,502	16,917
Education	11,761	11,528	11,228
Social services	3,928	3,990	3,940
Interest	2,516	2,390	2,383
Natural resources and economic development	1,832	2,092	1,873
Transportation	1,655	1,552	1,544
Other	1,620	1,346	1,415
Protection of persons and property	1,380	1,539	1,512
General government	1,207	1,262	2,834
	43,869	43,201	43,646
Surplus (deficit) for the year before unusual items	(768)	(1,146)	(1,814)
Forecast allowance	(200)

Surplus (deficit) for the year	(968)	(1,146)	(1,814)

Accumulated surplus (deficit)—beginning of year as restated (Note 25)		2,428	4,242
Accumulated surplus (deficit)—before other comprehensive income		1,282	2,428
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 99)—beginning of year		44	349
Other comprehensive income from self—supported Crown corporations and agencies (see page 99)		59	(305)
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 99)—end of year		103	44
Accumulated surplus (deficit)—end of year		1,385	2,472

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2013

	In Millions
	2013		2012
	Estimates	Actual	Actual
	$	$	$

Surplus (deficit) for the year	(968)	(1,146)	(1,814)
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(3,757)	(3,279)	(3,565)
Amortization of tangible capital assets	2,182	2,065	2,039
Disposals and valuation adjustments	(11)	(144)	112
	(1,586)	(1,070)	(1,414)
Effect of change in:
Restricted assets		(65)	(65)
Prepaid program costs	1	(78)	(1)
Other assets	(7)	26	(128)
	(6)	(117)	(194)
Effect of self—supported Crown corporations’ and agencies’ other comprehensive income	52	59	(305)
(Increase) in net liabilities	(2,508)	(2,274)	(3,727)
Net (liabilities)—beginning of year	(35,493)	(35,862)	(32,135)
Net (liabilities)—end of year (Note 20)	(38,001)	(38,136)	(35,862)

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2013

	In Millions
	2013			2012
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year[1]			(1,146)	(1,814)
Non—cash items included in surplus (deficit):
Amortization of tangible capital asset			2,065	2,039
Amortization of public debt deferred revenue and deferred charges			27	28
Concessionary loan adjustments (decrease)			(55)	(5)
Valuation adjustment			271	208
Net earnings of self—supported Crown corporations and agencies			(2,798)	(2,706)
Temporary investments decrease (increase)			97	(171)
Accounts receivable (increase)			(252)	(246)
Due from other governments decrease			17	36
Due from self—supported Crown corporations and agencies decrease			96	411
Accounts payable increase			172	60
Due to other governments (decrease) increase			(186)	1,135
Due to Crown corporations, agencies and funds (decrease)			(13)	(20)
Employee pension plan increase			55	23
Items applicable to future operations (decrease)			(671)	(473)
Dividends from self—supported Crown corporations and agencies			2,317	2,402
Cash (used for) derived from operations			(4)	907

Capital Transactions
Tangible capital assets (acquisitions)	141	(3,279)	(3,138)	(3,436)
Cash (used for) capital	141	(3,279)	(3,138)	(3,436)

Investment Transactions
Investment in self— supported Crown corporations and agencies				80
Loans, advances and mortgages receivable (issues)	210	(274)	(64)	(150)
Other investments—net (increase)		(251)	(251)	(195)
Restricted assets—net (increase)		(65)	(65)	(65)
Sinking fund investments—net (increase)	66	(353)	(287)	(81)
Cash (used for) investments	276	(943)	(667)	(411)
Sub—total cash (requirements)			(3,809)	(2,940)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2013

	In Millions
	2013			2012
	Receipts	Disbursements	Net	Net
	$	$	$	$

Sub— total cash (requirements) carried forward from previous page			(3,809)	(2.940)

Financing Transactions[2]
Public debt increases	30,710	(24,809)	5,901	4,850
Derived from Warehouse Borrowing Program investments	2,375	(2,375)
(Used for) purchase of assets, recoverable from agencies	9,508	(11,577)	(2,069)	(1,908)
Cash derived from financing	42,593	(38,761)	3,832	2,942
Increase in cash and cash equivalents			23	2
Cash and cash equivalents—beginning of year			2,161	2,159
Cash and cash equivalents—end of year			2.184	2,161

Cash and cash equivalents are made up of:
Cash			1,582	1,575
Cash equivalents			602	586
			2,184	2,161

1Interest received during the year was $1,115 million (2012: $998 million). Interest paid during the year was $2,337 million (2012: $2,354 million). Interest received is made up of interest income from the Statement of Operations in the amount of $1,173 million (2012: $1,022 million) plus the change in accrued interest receivable in the amount of $(58) million (2012: $(24) million). Interest paid is made up of interest expense from the Statement of Operations in the amount of $2,390 million (2012: $2,383 million) plus the change in accrued interest payable in the amount of $(53) million (2012: $(29) million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 85. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer—supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self—supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self—supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self—supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self—supported on establishment and during a start up period if they are reasonably expected to meet the definition of self—supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 143.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority (December 31), the British Columbia Public School Employers’ Association (June 30), the Insurance Corporation of British Columbia (December 31), and all school districts (June 30).

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 88 — 95. These statements include the operations of the CRF, taxpayer—supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer—supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

1. Significant Accounting Policies—Continued

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health—related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post—secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well—being. It includes counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub—categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, cash received from the federal government is used as the basis for estimating the tax revenue.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue but are not considered valuation allowances. Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts that are neither received nor receivable are not reported as revenue.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

1. Significant Accounting Policies—Continued

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 144. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short—term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short—term investments generally have a maturity of three months or less and are held for the purpose of meeting short—term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short—term investments recorded at the lower of cost or market value. The fair values of short—term investments approximate their carrying values because of the short—term maturity of these instruments. Warehouse Program investments are short—term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self—supported Crown corporations and agencies represents the province’s investment (including long—term advances) in those self—supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to thirty—five years. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the cost of acquisition (which may be adjusted by attributed income). Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

1. Significant Accounting Policies—Continued

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight—line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight—line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re—lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short—term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

1.     Significant Accounting Policies—Continued

Public debt is reported under two categories:

(i)          Taxpayer—supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)       Self—supported debt—includes the portion of debt of self—supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self—supported organizations as these entities are consolidated on the modified equity basis. Self—supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self—supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long—term, fixed—term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight—line basis. Non—monetary assets and liabilities are translated at historical rates of exchange.

Derivative Financial Instruments

The province is a party to financial instruments with off—balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off—balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the lesser of the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Any recognition of other comprehensive income for self—supported Crown corporations has been reflected in the equity in self—supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

1. Significant Accounting Policies—Continued

(e)          CHANGE IN ACCOUNTING POLICY

Adoption of Public Sector Accounting Standard PS 3510, tax revenue

The province adopted this standard retroactively with restatement, beginning in this fiscal year. Revenue that was reported net of transfers paid through the tax system is now reported on the gross basis. Additionally, revenue that was reported net of commissions paid for the collection of tax revenue and revenue for all other commissions are now reported on the gross basis. These changes involve equal increases to revenue and expense. Transfers made through the tax system increased revenue and expense by $1,188 million (2012: $931 million), and commissions increased revenue and expense by $19 million (2012: $18 million). Revenue continues to be reported net of tax concessions. Fees, penalties and interest that were included with tax revenue in previous years are now included with other revenue, the effect of which is not significant and was not restated. The current year and prior year effects of the increases to revenue by source and expense by function are as follows:

	In Millions
	2013		2012
	Revenue	Expense	Revenue	Expense
	$	$	$	$
Taxation	1,200		942
Fees and licences	4		3
Miscellaneous	2		3
Natural resources	1		1
Social services		534		505
Natural resources and economic development		543		356
General government		130		88
Total increases in revenue and expense	1,207	1,207	949	949

Adoption of International Financial Reporting Standards (IFRS)

British Columbia Hydro and Power Authority adopted IFRS during the year to comply with Canadian GAAP. The change has been implemented retroactively with restatement of prior year figures. The effects of this change are an increase to equity in self–supported Crown corporations and agencies of $21 million (2012: $21 million), an increase to accumulated other comprehensive income, beginning of year, of $21 million (2012: $1 million), and an increase to annual other comprehensive income for 2012 of $20 million.

Recognition of Crown Land transfers

In prior years, the province recognized a government transfer of Crown Land by revaluing the nominal value of the land to market value and recording an increase to expense with an offsetting increase to revenue. Effective April 1, 2012, the Public Sector Accounting Standard PS3410, government transfers, requires the transfer of a tangible capital asset to be recognized as an expense by the transferring government at the net book value. This change in accounting policy is being applied prospectively beginning in this fiscal year. The effect of the change in this fiscal year is a decrease in revenue of $2 million and a decrease in expense of $2 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

1. Significant Accounting Policies—Continued

(f)           CHANGE IN ACCOUNTING TREATMENT

Presentation of Government Business Enterprises

In prior years, the equity of certain Government Business Enterprises (GBEs), self–supported subsidiaries of taxpayer–supported organizations, was included in Other Investments instead of Equity in Self–Supported Crown Corporations and Agencies, and the financial statement information of these entities was not included in the supplementary statements of Financial Position, Results of Operations and Equity. Beginning in this fiscal year, all GBEs are included in Equity of Self–Supported Crown Corporations and Agencies and their financial statement information is included in the supplementary statements. The prior year has been restated for comparability. The impacts of this change on the Summary Financial Statements are as follows:

	In Millions
	2013		2012
	Assets	Revenue	Assets	Revenue
	$	$	$	$
Decreased other investments	(281)		(297)
Increased equity in self–supported Crown corporations and agencies	281		297
Decreased investment earnings		(26)		(27)
Increased net earnings of self–supported Crown corporations and agencies		26		27
Total	0	0	0	0

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

2. Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investment and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual[1]
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities

Accounts Payable and Accrued Liabilities
Litigation and Arbitration	143	133	153	(10)	10
Crime Victim Assistance Program	191	181	200	(10)	9
Silviculture Liability	94	85	103	(9)	9
Contaminated Sites	116	104	128	(12)	12
Employee Leave Entitlements	280	271	288	(9)	8
Variability arises from uncertainty from the outcomes or the use of estimates.
Revenues

Taxation
Personal Income Tax	6,977	6,677	7,277	(300)	300
Harmonized Sales Tax	5,950	5,800	6,100	(150)	150
Contributions from the Federal Government
Canada Health Transfer payments[2]	3,950	3,907	3,993	(43)	43
Canada Social Transfer payments[3]	1,554	1,542	1,566	(12)	12

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

See note 26(b) with respect to the measurement uncertainty related to environmental remediation liabilities.

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer payments are transfers from the federal government based on calculations of national and provincial tax points and the provincial share of national population figures.

3Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

3. Accounts Receivable

	In Millions
	2013	2012
	$	$
Accounts receivable	1,884	1,970
Taxes receivable	957	934
Accrued interest	293	235
	3,134	3,139
Provision for doubtful accounts	(689)	(741)
	2,445	2,398

4. Inventories for Resale

	In Millions
	2013	2012
	$	$
Properties	11	11
Miscellaneous	49	31
	60	42

Inventories for resale are charged to expense when sold. During the year, the total cost of sales was $149 million (2012: $156 million) including the effect of write—downs of $3 million (2012: $1 million) and the effect of reversals of write—downs of nil (2012: nil). Write—downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5. Due from Other Governments

	In Millions
	2013	2012
	$	$
Government of Canada:
Current	833	817
Long–term	30	46
Provincial governments:
Current	20	16
Local governments:[1]
Current	31	51
Long–term	12	13
	926	943

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

6. Due from Self—supported Crown Corporations and Agencies

	In Millions
	2013	2012
	$	$
British Columbia Hydro and Power Authority	226	236
British Columbia Lottery Corporation	111	137
UBC Properties Investments Ltd	76	41
Heritage Realty Properties Ltd	10	9
Great Northern Way Campus Trust	5
Columbia Power Corporation	2	2
Vancouver Island Technology Park Trust	2	2
Insurance Corporation of British Columbia		101
	432	528

See Statement of Financial Position for Self—supported Crown Corporations and Agencies on pages 96 — 97 for details.

7. Equity in Self—supported Crown Corporations and Agencies

	In Millions
	2013				2012
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Insurance Corporation of British Columbia		3,135	332	3,467	3,113
British Columbia Hydro and Power Authority	20	3,409	71	3,500	3,219
Columbia Power Corporation	276	169		445	429
Transportation Investment Corporation	150	(135)	(249)	(234)	(154)
British Columbia Lottery Corporation		(18)	(45)	(63)	(52)
	446	6,560	109	7,115	6,555
Self–Supported Subsidiaries[1]
Columbia Basin Trust joint ventures[2]	197	6		203	206
British Columbia Railway Company[3]	107	37	(6)	138	142
UBC Properties Investments Ltd		19		19	34
Great Northern Way Campus Trust[4]	56	(1)		55	53
Heritage Realty Properties Ltd[5]		2		2	2
Vancouver Island Technology Park Trust[5]	1	1		2	2
	361	64	(6)	419	439
	807	6,624	103	7,534	6,994

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

7. Equity in Self—supported Crown Corporations and Agencies—Continued

	In Millions
	2013				2012
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Change in Equity in Self—supported Crown Corporations and Agencies
Balance—beginning of year	446	6,059	29	6,534	6,878
Prior period adjustments			21	21	(344)
Balance—beginning of year restated	446	6,059	50	6,555	6,534
Increase (decrease) in other comprehensive income			59	59	(302)
Net earnings of self—supported Crown corporations and agencies		2,766		2,766	2,666
Dividends		(2,017)		(2,017)	(2,122)
Adjustments to dividends		(248)		(248)	(221)
Balance—end of year	446	6,560	109	7,115	6,555

Self—Supported Subsidiaries
Balance—beginning of year	361	84	(6)	439	484
Prior period adjustments					57
Balance—beginning of year restated	361	84	(6)	439	541
Increase (decrease) in investment					(80)
Increase (decrease) in other comprehensive income					(3)
Net earnings of self—supported Crown corporations and agencies		32		32	40
Dividends		(52)		(52)	(59)
Balance—end of year	361	64	(6)	419	439
	807	6,624	103	7,534	6,994

1Self—supported subsidiaries are non—core government business enterprises that are consolidated under the modified equity method by taxpayer—supported organizations.

2Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation. Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

3A subsidiary of BC Transportation Financing Authority.

4Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

5Subsidiaries of the University of Victoria.

See Statement of Financial Position for Self—supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self—supported Crown Corporations and Agencies on pages 96 — 99 for details.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

8 Loans, Advances and Mortgages Receivable

	In Millions
	2013	2012
	$	$
Loans and Advances
BC student loans	1,151	1,079
Land Tax Deferment loans	523	452
Construction loans to social housing projects	138	185
Industrial Development Fund commercial loans	8	8
Accountable advances	3	3
Miscellaneous	108	90
	1,931	1,817
Provision for doubtful accounts	(309)	(264)
	1,622	1,553
Mortgages Receivable
Reconstruction Program	58	72
Miscellaneous	3	1
	61	73
Provision for doubtful accounts	(2)	(2)
	59	71
	1,681	1,624

The BC Student Loan Program provides loans to borrowers for post—secondary education. Borrowers are required to repay these loans to the province with interest set at a variable rate of prime plus 2.5%; however, borrowers can choose a fixed rate of prime plus 5%. Amortization of the loans is usually set at 114 months, but borrowers can extend that amortization to a maximum of 174 months. Defaulted loans are due on demand at the same rate of interest the borrower previously chose. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child who is under the age of 18 at any time in the calendar year. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and will vary depending on the eligibility criteria used. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse. Land Tax Deferment Loans are secured by registered mortgages.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer—supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short—term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

8. Loans, Advances and Mortgages Receivable—Continued

The Industrial Development Fund provided loans to assist the establishment of new industry, the introduction of new technology to existing industry, or the development of a region of British Columbia. These loans incur interest at rates ranging from 0.00% to 7.75% The Industrial Development Fund was eliminated pursuant to the repeal of the Industrial Development Incentive Act under the Budget Measures Implementation Act, 2002. No loans were issued after March 31, 2002.

Accountable advances represent funds issued for program costs that have not yet been expended in accordance with the applicable agreements.

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work.

The program was administered by the Homeowner Protection Office (HPO), a provincial Crown corporation, and provided financial assistance in one of the following ways:

•                            Interest free loans provided by the HPO to homeowners;

•                            Interest free deferred payment loans provided by the HPO to homeowners over 65 years of age;

•                            Guarantees and interest subsidies on loans provided by financial institutions to homeowners; or

•                            Interest subsidies on loans provided by Canada Mortgage and Housing Corporation to housing cooperatives.

Effective July 31, 2009, the HPO stopped accepting new applicants, and effective April 1, 2010, responsibility for the ongoing management of the Reconstruction Loan Program was transferred to the Ministry of Finance. It is still governed by the Homeowner Protection Act, but is now known as the Reconstruction Loan Portfolio. Financial assistance is secured by registered mortgages.

Miscellaneous mortgages receivable have terms up to 10 years with interest rates of up to 3.95%.

9. Other Investments

	In Millions
	2013	2012
	$	$
Pooled investment portfolios	829	706
Equity investments	598	484
Provincial government bonds	324	483
Municipal, corporate and other bonds	321	144
Government of Canada bonds	104	121
Commercial loans and investments	92	74
British Columbia Ferry Services Inc	75	75
Miscellaneous	273	278
	2,616	2,365

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $891 million (2012: $623 million).

Equity investments have a market value of $704 million (2012: $535 million). They include investments in Canadian, U.S. and international equity markets.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

9. Other Investments—Continued

Provincial bonds of various provinces have a market value of $340 million (2012: $500 million), with yields ranging from (0.17%) to 11.00% Maturity dates range from June 1, 2013 to June 2, 2062.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $92 million (2012: $74 million) investment in power developments and other investments.

Municipal, corporate and other bonds have a market value of $336 million (2012: $253 million) with yields ranging from 0.10% to 9.00% Maturity dates range from April 2, 2013 to December 31, 2108.

Government of Canada bonds have a market value of $104 million (2012: $123 million), with yields ranging from (1.39%) to 5.00% Maturity dates range from June 1, 2013 to December 1, 2045.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non—voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $280 million (2012: $283 million).

10. Sinking Fund Investments

	In Millions
	2013	2012
	$	$
Sinking fund investments related to taxpayer—supported debt	1,665	1,386
Sinking fund investments related to self—supported debt	113	105
	1,778	1,491

	In Millions
	2013	2012
	$	$
Provincial government bonds	1,688	1,412
Local government bonds	63	68
Pooled investment portfolios	27	11
	1,778	1,491

Provincial bonds of various provinces have a market value of $1,897 million (2012: $1,636 million), with yields ranging from 0.98% to 3.96%. Maturity dates range from April 17, 2013 to February 15, 2050.

Local government bonds have a market value of $67 million (2012: $75 million), with yields ranging from 1.02% to 2.98%. Maturity dates range from August 23, 2013 to November 30, 2023. Local government bonds mainly consist of debt issued by the BC Municipal Financing Authority.

Pooled investment portfolios have a market value of $27 million (2012: $11 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short—term unitized funds that hold money market instruments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2013	2012
	$	$
British Columbia Hydro and Power Authority	14,157	12,968
Transportation Investment Corporation	2,610	1,779
British Columbia Lottery Corporation	132	90
Improvement districts	8	9
	16,907	14,846

12. Accounts Payable and Accrued Liabilities

	In Millions
	2013	2012
	$	$
Accounts payable	2,469	2,415
Other accrued estimated liabilities[1]	1,810	1,815
Accrued employee leave entitlements (see table below)	1,760	1,690
Accrued interest on debt	652	599
	6,691	6,519

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims.

	In Millions
	2013	2012
	$	$
Accrued employee leave entitlements
Vacation, compensatory time off, sick bank	861	730
Retirement allowance	655	664
Long–term disability	181	236
Worker compensation benefits	63	60
	1,760	1,690

Across the reporting entity, there are a variety of employee benefit plans with different terms that provide for post—employment benefits, compensated absences and termination benefits. The province is responsible for adequately funding most of the plans. The cost of benefits is recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the province to pay benefits occurs.

The province accrues a liability for vacation pay, compensatory time off and banked sick time. Part of the liability is based on actuarial valuations.

The province provides termination payments under various collective agreements. The amounts payable are based on years of service and annual salary.

Amounts recorded in the financial statements relating to long—term disability benefits represent the actual amount of benefits paid during the year plus the actuarial estimate for future payments, based on claims ongoing at year—end.

Amounts recorded for worker compensation benefits represent the actual premiums accruing to WorkSafeBC for the year.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

13. Due to Other Governments

	In Millions
	2013	2012
	$	$
Government of Canada:
Current	898	548
Long– term	1,015	1,492
Provincial governments:
Current	26	21
Long–term		18
Local governments:[1]
Current	68	114
	2,007	2,193

1Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

14. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2013	2012
	$	$
British Columbia Liquor Distribution Branch	1	9
Trust funds	38	43
	39	52

15. Deferred Revenue

	In Millions
	2013	2012
	$	$
Petroleum, natural gas and minerals, leases and fees	3,090	3,785
Deferred contributions	2,808	2,855
Federal and municipal infrastructure project revenues	1,216	1,100
Federal contributions	1,170	1,197
Unearned lease revenue	666	642
Motor vehicle licences and permits	258	255
Tuition	179	164
Water rentals and recording fees	120	113
Medical Services Plan premiums	70	68
Derivative debt instruments	52	52
Forest Stand Management Fund	11	10
Miscellaneous	283	247
	9,923	10,488

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

16. Employee Pension Plans

	In Millions
	2013	2012
	$	$
Teachers’ Pension Plan	163	107
Members of the Legislative Assembly Superannuation Account	2	3
	165	110

(a) Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

(b) Other Pension Plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non—Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and Canadian Blood Services’ pension plan for regular employees. Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province’s interest in the plan. The accrued benefit obligation for these other pension plans is $684 million (2012: $574 million), with estimated pension fund assets of $582 million (2012: $522 million), and an unamortized actuarial (loss) of $(79) million (2012: $(59) million) The accrued net (liability) asset is $(23) million (2012: $7 million).

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, and the Insurance Corporation of British Columbia (ICBC). Net assets or net liabilities of the pension funds are included in the investment balance of the particular Crown corporation or agency. Total accrued benefit obligations equal $4,910 million (2012: $4,378 million), with estimated pension fund assets of $3,848 million (2012: $3,436 million), and an unamortized actuarial gain (loss) of nil (2012: $(1,028) million), and a derecognition of surplus assets of $20 million (2012: $8 million) related to the adoption of International Financial Reporting Standards by ICBC. The accrued net (liability) asset is $(1,082) million (2012: $78 million).

(c) Joint Trusteed Plans

The province contributes to four defined benefit pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

16. Employee Pension Plans—Continued

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short—term in nature.

The reported net assets or net obligations of the pension plans are under joint trust arrangements which limit the province’s possible conditional share to 50%. The province has no claim on accrued asset amounts. If the individual pension boards decide to reduce or suspend employer contributions for a period of time, the province may record an asset. Therefore, the recorded value of the net assets is nil until such time such a decision is made. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2012/13 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long—term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions and dates:

	Public
	Service	Municipal	Teachers’	College
	Pension Plan	Pension Plan	Pension Plan	Pension Plan
Date of actuarial valuation	Mar 31/11	Dec 31/09	Dec 31/11	Aug31/09
Date of audited financial statements	Mar 31/12	Dec 31/11	Dec 31/11	Aug31/12
Expected long—term rate of return	6.50%	6.50%	6.50%	6.50%
Assumed rate of salary escalation	3.75%	3.75%	3.75%	3.75%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

16.  Employee Pension Plans—Continued

(d) Accrued net obligation (asset) table

The estimated financial position as at March 31, 2013, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	15,561	19,499	16,690	2,763	54,513
Pension fund assets	15,924	19,221	14,900	2,836	52,881
	(363)	278	1,790	(73)	1,632
Unamortized actuarial gain (loss)	(1,254)	(1,235)	(1,464)	(138)	(4,091)
Accrued net obligation (asset)	(1,617)	(957)	326	(211)	(2,459)

(e) The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2012 for each plan are: College Pension Plan 10.5% (2012: 3.0%), Public Service Pension Plan 10.4% (2012: 3.2%), Municipal Pension Plan 10.3% (2012: 3.3%), and Teachers’ Pension Plan 10.4% (2012: 3.1%).

(f) The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are: College Pension Plan $64 million (2012: $63 million), the Public Service Pension Plan $316 million (2012: $302 million), the Municipal Pension Plan $573 million (2012: $547 million), and the Teachers’ Pension Plan $373 million (2012: $366 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

17. Taxpayer—supported Debt1

	In Millions
					2013	2012
					Canadian	Canadian
	Year of	Canadian	US	Other	Dollar	Dollar
	Maturity	Dollar	Dollar[2]	Currencies[2]	Total	Total
	$	$	$	$	$	$
Short–term promissory notes	2013				0	2,968
	2014	1,806	812		2,618	0
Notes, bonds and debentures[3]	2013				0	741
	2014	1,690	590		2,280	2,243
	2015	2,095		84	2,179	2,193
	2016	259	1,500		1,759	1,729
	2017	492	1,442		1,934	1,925
	2018	690	1,240	359	2,289	976
	2019–2023	8,687	2,223	298	11,208	8,921
	2024–2028	3,488			3,488	3,472
	2029–2033	3,490		96	3,586	3,045
	2034–2038	2,876			2,876	2,828
	2039–2043	4,155		56	4,211	3,988
	2044–2048	620			620	470
	2049–2053	147			147	147
	2054–2058	130			130	130
	2059–2063	180			180	0
Capital leases	2014–2048	179			179	184
Total debt issued at face value		30,984	7,807	893	39,684	35,960

Unamortized premium					144	53
Unrealized foreign exchange gains(losses)						(1)
Total taxpayer–supported debt					39,828	36,012

The effective interest rates (weighted average)as at March 31 on the above debt are:
2013					4.26%
2012						4.44%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

2All foreign currency denominated debt as at March 31, 2013 was hedged to Canadian dollars—US$7,700 million was fully hedged to CAD$7,807 million; 700 million Swiss Francs was fully hedged to CAD$753 million; 527 million Hong Kong dollars was fully hedged to CAD$84 million; and 40 million Euro was fully hedged to CAD$56 million.

3Notes, bonds and debentures includes $2,141 million (2012: $1,925 million) in public private partnership obligations and $64 million (2012: $82 million) in other loans.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

17. Taxpayer—supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,287 million (2012: $3,510 million) at a weighted average interest rate of 5.12% (2012: 5.39%). These debentures mature at various dates from May 12, 2013 to November 9, 2040 with interest rates varying between 2.24% and 6.75%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2012: $335 million).

Mortgages

Balances include mortgages totalling $243 million (2012: $278 million) secured by land and buildings. The carrying value is $15 million (2012: $16 million).

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$
2014	2,271
2015	2,145
2016	1,773
2017	1,961
2018	2,323
2019–2063	26,223
Total of stated minimum payments	36,696

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between one year and forty—two years, with interest rates ranging between 0% and 11%.

Major leases include: Vancouver Coastal Health Authority capital lease obligation for the Gordon and Leslie Diamond Health Care Centre of $111 million (2012: $113 million), with weighted average interest rate of 5.37% and maturing August 1, 2036, and, Thompson Rivers University lease agreements for land and student residences of $40 million (2012: $40 million), with weighted average interest rate of 5.14% and maturing August 30, 2047.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

17. Taxpayer—supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
Canadian
Dollar
$
2014	21
2015	16
2016	15
2017	12
2018	11
2019–2048	243
Total minimum lease payments	318
Less imputed interest	(139)
Total capital lease liability	179

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

18. Self—supported Debt1

	In Millions
				2013	2012
				Canadian	Canadian
	Year of	Canadian	US	Dollar	Dollar
	Maturity	Dollar	Dollar[2]	Total	Total
		$	$	$	$
Short—term promissory notes	2013			0	3,133
	2014	2,414	1,064	3,478	0
Notes, bonds and debentures	2013			0	200
	2014	500	290	790	790
	2015	325		325	325
	2016	150		150	150
	2017			0	0
	2018	40		40	40
	2019–2023	3,731	204	3,935	3,335
	2024–2028	335	596	931	929
	2029–2033	2,574		2,574	2,264
	2034–2038		354	354	353
	2039–2043	3,547		3,547	2,924
	2044–2048	200		200	0
	2049–2053	420		420	420
	2054–2058	60		60	0
Total debt issued at face value		14,296	2,508	16,804	14,863

Unamortized premium				149	13
Unrealized foreign exchange gain				58	66
Total self — supported debt				17,011	14,942

The effective interest rates (weighted average) as at March 31 on the above debt are:

2013	4.48%
2012		4.66%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 Risk Management and Derivative Financial Instruments.

2Foreign currency denominated debt as at March 31, 2013 includes US$2,252 million (CAD$2,508 million), of which US$2,025 million was fully hedged to CAD$2,277 million and US$227 million was unhedged (CAD$231 million).

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $371 million (2012: $148 million) at a weighted average interest rate of 3.98% (2012: 4.94%). These debentures mature at various dates from June 11, 2017 to July 10, 2042, with interest rates varying between 3.22% and 5.06%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $223 million Canada Pension Plan debentures were issued (2012: nil).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

18. Self—supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$
2014	790
2015	325
2016	150
2017	0
2018	40
2019–2058	11,784
Total of stated minimum payments	13,089

19.  Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with fluctuations in interest rate, foreign exchange rate, and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to these risks.

Derivatives used by the province include interest rate swaps, cross—currency swaps and forward foreign exchange contracts. A derivative instrument is a financial contract with a counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure that exists in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives, based on the notional amounts of the contracts. Cross—currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both. There is no exchange of the notional amounts in interest rate swaps.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

19. Risk Management and Derivative Financial Instruments—Continued

Taxpayer—supported Portfolios (Notional Values)

	In Millions
					Forward
		Cross–	Interest	Advanced	Foreign
	Year of	Currency	Rate	Rate Setting	Exchange
	Maturity	Swaps[1]	Swaps[1]	Agreements[1]	Contracts[1]	Total
		$	$	$	$	$
	2014	590	459	500	1,011	2,560
	2015	84				84
	2016	1,500	1,523			3,023
	2017	1,442	2			1,444
	2018	1,599				1,599
	2019–2023	2,524	1,509			4,033
	2024–2028		257			257
	2029–2033	96	483			579
	2034–2038	41	122			163
	2039–2043	56				56
Total		7,932	4,355	500	1,011	13,798

1March 31, 2013, fair market valuation was an unrealized gain of $37 million (2012: $140 million loss) on cross—currency swaps, an unrealized gain of $432 million (2012: $445 million gain) on interest rate swaps, an unrealized gain of $6 million (2012: nil) on advanced rate setting aggreements and an unrealized gain of $3 million (2012: $15 million loss) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments.

Self—supported Portfolios (Notional Values)

	In Millions
				Forward
		Cross–	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps[2]	Swaps[2]	Contracts[2]	Total
		$	$	$	$
	2014	290	843	1,064	2,197
	2015				0
	2016				0
	2017				0
	2018				0
	2019–2023		500	204	704
	2024–2028			436	436
	2029–2033				0
	2034–2038			283	283
	2039–2043				0
Total		290	1,343	1,987	3,620

2March 31, 2013, fair market valuation was an unrealized loss of $88 million (2012: $92 million loss) on cross—currency swaps, an unrealized loss of $69 million (2012: $106 million loss) on interest rate swaps, and an unrealized loss of $73 million (2012: $100 million loss) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

19. Risk Management and Derivative Financial Instruments—Continued

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $27,532 million (2012: $24,806 million), allow floating rate exposure up to 45.00% (2012: 45.00%) of this portion of the taxpayer—supported debt. At March 31, 2013, floating rate debt exposure was 27.40% (2012: 25.20%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 40.00% (2012: 40.00%) of their debt that totals $14,167 million (2012: $12,978 million). At March 31, 2013, floating rate debt exposure for BC Hydro was 24.00% (2012: 25.20%) of their debt.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2013, a one percent change in interest rates would impact the annual debt servicing expense by $53 million (2012: $66 million) for the taxpayer—supported debt portfolio and $38 million (2012: $37 million) for the self—supported debt portfolio.

At March 31, 2013, swap agreements relating to investments held by taxpayer—supported portfolios included interest rate swaps totalling $44 million (2012: $84 million).

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross—currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $27,532 million (2012: $24,806 million), allow unhedged foreign debt exposure up to 10.00% (2012: 10.00%) of this portion of the taxpayer—supported debt. At March 31, 2013, there was no unhedged foreign debt exposure of the government direct debt portfolio.

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2012: 5.00%) of its debt, which totals $14,167 million (2012: $12,978 million). At March 31, 2013, 0.90% (2012: 0.90%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2013, a one cent change in the Canadian dollar versus the US dollar would impact the annual debt servicing costs for the self—supported debt portfolio by $1 million (2012: $1 million).

At March 31, 2013, swap agreements relating to investments held by taxpayer—supported portfolios included cross—currency swaps totalling $41 million (2012: $41 million), and forward currency contracts $199 million (2012: $203 million).

Credit risk

Credit risk is the risk that the province will incur financial losses due to a counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s or Moody’s Investors Service Inc. of at least A+/A1. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

20.  Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 43) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

21.  Tangible Capital Assets

	In Millions
	2013	2012
	$	$
Land and land improvements	4,337	4,238
Buildings (including tenant improvements)	18,431	17,873
Highway infrastructure	9,218	8,873
Transportation equipment	1,972	1,837
Computer hardware and software	930	981
Other	1,874	1,890
	36,762	35,692

See Consolidated Statement of Tangible Capital Assets on page 100.

The estimated useful lives of the more common tangible capital assets are: buildings (3—70 years); highway infrastructure (15—40 years); transportation equipment (including rapid transit, ferries and related infrastructure) (2—100 years); computer hardware and software (1—10 years); major software systems (1—15 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1—30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements are amortized over 2—50 years, over the lease term, or over the lesser of the lease term and the life of the asset.

Included in tangible capital assets of British Columbia Transit (BCT) and of Rapid Transit Project 2000 Ltd (RTP) are capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, stations, guideways and other assets related to the SkyTrain (including the Millennium Line) system and the West Coast Express. These assets are made available to SCBCTA for their use under operating lease arrangements pursuant to an Order in Council (OIC) and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The operating lease arrangements between SCBCTA and BCT are for one dollar per year under an initial 15—year term to 2014, with additional five—year renewal periods upon the agreement of BCT and SCBCTA. The net book value of these assets is $673 million (2012: $681 million). The operating lease arrangements between SCBCTA and RTP are for one dollar per year under an initial 11 year, 7 month term to 2014, with additional five—year renewal periods upon the agreement of RTP and SCBCTA. The net book value of these assets is $812 million (2012: $825 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

22.  Restricted Assets

	In Millions
	2013	2012
	$	$
Endowment funds	1,442	1,377
Restricted contributions	50	50
	1,492	1,427

Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer—supported Crown corporations. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent. Restricted assets also include $50 million (2012: $50 million) in the British Columbia Innovation Council.

23.  Prepaid Program Costs

	In Millions
	2013	2012
	$	$
Prepaid program costs	714	636

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not—for—resale items held by taxpayer—supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2013, the total inventories held for use or consumption was $288 million (2012: $295 million). During the year, the total expense due to the consumption of inventories was $1,230 million (2012: $1,138 million) including the effect of write—downs of $1 million (2012: $2 million) and the effect of reversals of write—downs of nil (2012: nil).

24.  Other Assets

	In Millions
	2013	2012
	$	$
Deferred debt instrument costs	510	534
Other deferred costs	43	45
	553	579

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

25. Accumulated Surplus (Deficit)

	In Millions
	2013	2012
	$	$
Accumulated surplus (deficit)—before other comprehensive income—beginning of year as previously reported[1]	2,434	4,274
Adjustments to accumulated surplus (deficit)[2,3]	(6)	(32)
Accumulated surplus (deficit)—beginning of year as restated	2,428	4,242
Surplus (deficit) for the year[4]	(1,146)	(1,814)
Accumulated surplus(deficit)—before other comprehensive income	1,282	2,428
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 99)—beginning of year	44	349
Other comprehensive income from self—supported Crown corporations and agencies (see page 99)	59	(305)
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 99)—end of year	103	44
Accumulated surplus (deficit)—end of year	1,385	2,472

1The opening accumulated surplus (deficit) figures for April 1, 2012 and April 1, 2011 are reported before accumulated other comprehensive income.

2During 2012/13, adjustments were made to the opening accumulated surplus for 2011/12 as follows:

University of British Columbia restatement of deferred operating contributions	42
Simon Fraser University restatement related to adoption of Public Sector Accounting Stand	(29)
Columbia Basin Trust restatement due to correction of error	(20)
University of British Columbia restatement of recognition of UBC Properties Trust	11
University of British Columbia restatement of recognition of Great Northern Way Campus Trust	(8)
Emily Carr University of Art & Design restatement of recognition of Great Northern Way Campus Trust	(5)
Health Employers Association of British Columbia restatement	(3)
University of Victoria restatement of recognition of Heritage Realty Properties Ltd	3
Restatement for financial instrument adjustments related to Great Northern Way Campus Trust	2
Camosun College correction of leased as set capitalization	(25)
Total	(32)

3During 2012/13, adjustments were made to the opening accumulated surplus for 2012/13 for the following items:

University of British Columbia restatement of deferred operating contributions	66
Simon Fraser University restatement related to adoption of Public Sector Accounting Standards	(24)
Columbia Basin Trust restatement due to correction of error	(19)
University of British Columbia restatement of recognition of UBC Properties Trust	12
University of British Columbia restatement of recognition of Great Northern Way Campus Trust	(8)
Emily Carr University of Art & Design restatement of recognition of Great Northern Way Campus Trust	(5)
Health Employers Association of British Columbia restatement	(6)
University of Victoria restatement of recognition of Heritage Realty Properties Ltd.	3
Camosun College correction of leased asset capitalization	(25)
Total	(6)

4During 2012/13, adjustments were made to the reported deficit figure for the 2011/12 fiscal year as follows:

University of British Columbia restatement of deferred operating contributions	24
Simon Fraser University restatement related to adoption of Public Sector Accounting Standards	5
Columbia Basin Trust restatement due to correction of error	1
University of British Columbia restatement of recognition of UBC Properties Trust	1
Health Employers Association of British Columbia restatement	(3)
Restatement for financial instrument adjustments related to Great Northern Way Campus Trust	(2)
Total	26

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

26.  Contingencies and Contractual Obligations

(a)   GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2013 was $398 million (2012: $398 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2013 totalled $22 million (2012: $36 million). See Consolidated Statement of Guaranteed Debt on page 101 for details.

(b)   CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2013	2012
	$	$
Property access disputes	304	550
Damage to persons or property	288	370
Tax disputes	87	89
Negligence and miscellaneous	9	54
Contract disputes		10
	688	1,073

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2013 was $112 million (2012: $129 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $112 million (2012: $98 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

Environmental Clean—up

The province is responsible for the environmental clean—up of numerous contaminated sites in the province. For those sites where the province has possession, a liability of $140 million (2012: $132 million) has been accrued based on preliminary environmental assessments. This liability is based on the minimum estimated clean—up costs for those sites where an estimate has been made and it has been determined the government is liable. Estimated clean—up costs, not already accrued for sites under evaluation, are nil (2012: $12 million) as at March 31, 2013. In addition, the Ministry of Energy, Mines and Natural Gas has determined possible net liabilities of approximately $789 million (2012: $651 million) for sites the province does not own. Many other sites remain to be evaluated; the future liability for all environmental clean—up costs is not currently determinable.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

26. Contingencies and Contractual Obligations—Continued

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern—day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2013, there were forty—nine treaty tables in various stages of negotiation, representing two—thirds of the aboriginal people in British Columbia.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

A Final Agreement with Yale First Nation was ratified by the Yale First Nation in March 2011 and by the provincial government on June 2, 2011. The Final Agreement requires ratification by the Parliament of Canada, which is pending. The treaty will take effect after ratification by the Parliament of Canada on a date agreed to by the parties. Through the treaty, the province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,749 hectares of provincial Crown lands.

A Final Agreement with Tla’amin First Nation was ratified by the Tla’amin First Nation on July 10, 2012, and by the provincial government on March 5, 2013. The Final Agreement requires ratification by the Parliament of Canada, which is pending. The treaty will take effect after ratification by the Parliament of Canada on a date agreed to by the parties. Through the treaty, the province will provide Tla’amin First Nation with a one—time payment of $0.5 million and 6,406 hectares of provincial Crown land.

It is expected the capital transfer components in all Agreements in Principle (AiP) will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Increment Treaty Agreement tables are as follows:

•         In—SHUCK—ch, 9,477 hectares

•         Lheidli T’enneh, 3,416 hectares

•         Sechelt, 933 hectares

•         Yekooche, 5,960 hectares

•         K’omoks, 1,733 hectares

•         Tla—o—qui—aht, 47 hectares

•         Nazko, 172 hectares

•         Kitselas, 252 hectares

•         Kitsumkalum, 148 hectares

•         Te’mexw (Malahat, Scia’new, Snaw—naw—as, Songhees and T’Sou—ke), 377 hectares

•         Ditidaht, 420 hectares

•         Pacheedaht, 596 hectares

•         Snuneymuxw, 877 hectares

•         Ktunaxa Nation Council, 242 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Eighty per cent of funding for First Nations’ negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The amount of the loans from Canada to the First Nations at March 31, 2013 was approximately $465 million (2012: $443 million). The amount of any provincial liability is not determinable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

26. Contingencies and Contractual Obligations—Continued

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)    The BC Transportation Financing Authority has contingent liabilities of $132 million (2012: $145 million) remaining after deducting the estimated settlement expense currently accrued from gross claims outstanding for capital projects and $108 million (2012: $125 million) of those liabilities is related to expropriation claims.

(ii)   Powerex, a wholly owned subsidiary of BC Hydro, has been named, along with other energy suppliers, as a defendant in a number of US lawsuits and regulatory proceedings regarding alleged market manipulation of energy prices in the California wholesale electricity markets during part of 2000 and 2001. Powerex has obtained dismissals of all but one of the lawsuits. Powerex has obtained an indefinite stay of this remaining lawsuit pending resolution of related proceedings before the Federal Energy Regulatory Commission (FERC). Due to the ongoing nature of the regulatory and legal proceedings against Powerex, management cannot predict the outcomes.

(iii)  The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple—year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future—oriented financial information about non—discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

26.  Contingencies and Contractual Obligations—Continued

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://www.fin.gov.bc.ca/ocg/pa/12_13/Contractual_Obligations.pdf.

	In Millions
						2019 and
	2014	2015	2016	2017	2018	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Health	1,973	664	567	492	418	5,099	9,213
Education	134	75	23	19	12	7	270
Social services	439	346	341	339	35		1,500
Natural resources and economic development	218	76	68	44	32	150	588
Transportation	1,319	1,066	843	718	730	11,245	15,921
Other	365	391	401	407	408	2,452	4,424
Protection of persons and property	380	370	371	353	353	5,012	6,839
General government	531	493	445	417	313	598	2,797
	5,359	3,481	3,059	2,789	2,301	24,563	41,552

Self—supported Crown corporations and agencies
Natural resources and economic development	2,914	2,175	1,756	1,838	1,810	47,252	57,745
Transportation	236	42	7	7	6	6	304
Protection of persons and property	5	5	5	5	5	20	45
General government	33	30	25	20	16	42	166
	3,188	2,252	1,793	1,870	1,837	47,320	58,260
Total	8,547	5,733	4,852	4,659	4,138	71,883	99,812

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

27. Taxation Revenue

	In Millions
	2013	2012
	$	$
Personal income	6,977	6,427
Harmonize sales	5,950	5,779
Corporate income	2,204	2,002
Property	1,985	1,913
Carbon	1,120	959
Fuel	889	928
Property transfer	758	944
Tobacco	615	636
Social service	25	62
Other	527	495
	21,050	20,145

Personal income tax and corporate income tax revenues are recorded after deductions for non—refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $61 million (2012: $44 million) and corporate income tax were $88 million (2012: $75 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, children fitness and arts, scientific and experimental development tax, and mining flow—through share.

Personal income tax revenue was also reduced by $107 million (2012: $110 million) for the BC Tax Reduction.

Personal and corporate income tax refunds are issued under the International Business Activity Act. Corporate income tax refunds were $17 million (2012: $20 million).

Property tax revenue was recorded net of home owner grants of $792 million (2012: $785 million).

28.  Natural Resource Revenue

	In Millions
	2013	2012
	$	$
Petroleum, natural gas and minerals	1,343	1,797
Forests	562	474
Water and other	568	541
	2,473	2,812

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, summer drilling, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $412 million (2012: $497 million). Natural resource revenue includes mining taxes of $150 million (2012: $358 million), and logging taxes of $16 million (2012: $21 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $913 million (2012: $752 million), road credits of $12 million (2012: $16 million) and summer drilling credits of $9 million (2012: $6 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

29. Expense

	In Millions
	2013	2012
	$	$
Total Expense by Group Account Classification
Salaries and benefits	17,082	16,488
Government transfers	10,705	10,655
Operating costs	10,259	9,815
Interest[1]	2,390	2,383
Amortization	2,065	2,039
Other	700	2,266
	43,201	43,646

1Includes foreign exchange loss amortization of $1 million (2012: loss amortization of $19 million).

30. Valuation Allowances

	In Millions
	2013	2012
	$	$
Accounts receivable	205	183
Loans, advances and mortgages receivable	62	23
Tangible capital assets	3	2
Inventories for resale	1
	271	208

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 29, and represent the write—down of assets and liabilities in the above Consolidated Statement of Financial Position categories.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

31.  Trusts Under Administration

Trusts Under Administration are not included in the Summary Financial Statements. The province has no equity in or power of appropriation over these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate and other sundry assets. Trust liabilities consist of trade payables, loans payable, mortgages payable, and long—term disability benefits payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2013	2012
	$	$	$	$
Public Guardian and Trustee of British Columbia[1]
—administered by government officials	893	(34)	859	878
Credit Union Deposit Insurance Corporation of British Columbia[2]
—administered by various government officials and a non—government investment corporation	408	(1)	407	373
BC Public Service Long Term Disability Plan[3]
—administered by government officials	508	(355)	153	126
Supreme and provincial court (Suitors’ Funds)
—administered by the Courts	61		61	90
Other trust funds[3]
—administered by various government officials	145	(65)	80	79
	2,015	(455)	1,560	1,546

1The Public Guardian and Trustee of British Columbia is reported under International Financial Reporting Standards. The information is draft and unaudited as at March 31, 2013.

2The Credit Union Deposit Insurance Corporation of British Columbia is reported under International Financial Reporting Standards. The financial statements are draft and unaudited as at March 31, 2013.

3The comparative figures for BC Public Service Long Term Disability Plan and Other trust funds have been restated to conform with the current year’s presentation.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

32. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations and the Estimated Revenue by Source on pages 4 — 5, and the Estimated Expense by Function Schedule I on page 186, of the Estimates, Fiscal Year Ending March 31, 2013, presented to the Legislative Assembly February 21, 2012.

33. Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 25.

34. Asset Retirement Obligations1

	In Millions
	2013	2012
	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Education	18	19
Health	13	16
Natural resources and economic development	5	4
Social services	1	1
	37	40
Self—supported Crown corporations and agencies
Transportation	104	92
Natural resource and economic development	52	68
General government	1	1
	157	161
	194	201

1Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time. Self—supported Crown corporations’ balances in the natural resources and economic development, transportation and general government sectors are calculated using International Financial Reporting Standards.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

35.  Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position

	In Millions
	2013	2012
	$	$
Financial assets	83	82
Liabilities	112	109
Net liabilities	(29)	(27)
Non–financial assets	55	51
Accumulated surplus (deficit)	26	24

Consolidated Statement of Operations

	In Millions
	2013	2012
	$	$
Revenue	153	145
Expenses	151	139
Surplus (deficit) for the year	2	6
Accumulated surplus (deficit) — beginning of year	24	18
Accumulated surplus (deficit) — end of year	26	24

36.  Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate—regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate—regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2013 of $4,434 million (2012: $4,035 million). Regulatory accounting resulted in an increase to net income for BC Hydro for the year ended March 31, 2013 of $208 million (2012: $569 million). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://www.fin.gov.bc.ca/pubs.htm.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2013—Continued

37.  Subsequent Events

Yale First Nations Final Agreement

A Final Agreement was ratified by the Yale First Nation in March 2011 and by the provincial government on June 2, 2011. The required enabling legislation was passed by the Parliament of Canada on June 19, 2013 and has received Royal Assent. Ratification occurred with the Royal Assent of the enabling federal legislation. The Final Agreement will result in a provincial expense estimated at $3.6 million which will be recognized in the Summary Financial Statements starting in the year ending March 31, 2014. (See note 26 on page 76 for additional details.)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2013

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund[1]

Health Sector

BC Academic Health Council
British Columbia Health Services Purchasing Organization
Bella Coola General Hospital
Canadian Blood Services[2]
Fraser Health Authority
Interior Health Authority
Louis Brier Home and Hospital
Menno Hospital
Mount St. Mary Hospital
Nisaga’a Valley Health Authority
Northern Health Authority
Providence Health Care
Provincial Health Services Authority
RW Large Memorial Hospital
St Joseph’s General Hospital
St Michael’s Centre
Vancouver Coastal Health Authority
Vancouver Island Health Authority
Wrinch Memorial Hospital

Education Sector

British Columbia Institute of Technology
Camosun College
Capilano University
College of New Caledonia
College of the Rockies
Douglas College
Emily Carr University of Art & Design
Industry Training Authority
Justice Institute of British Columbia
Knowledge Network Corporation
Kwantlen Polytechnic University
Langara College
Leading Edge Endowment Fund[3]
Nicola Valley Institute of Technology
North Island College
Northern Lights College
Northwest Community College
Okanagan College

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2013—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Private Career Training Institutions Agency
Royal Roads University
School Districts
Selkirk College
Simon Fraser University
The British Columbia Council for International Education
The University of British Columbia
Thompson Rivers University
Trades Training Consortium of British Columbia
University of the Fraser Valley
University of Northern British Columbia
University of Victoria
Vancouver Community College
Vancouver Island University

Natural Resources and Economic Development Sector

BC Immigrant Investment Fund Ltd
B.C. Pavilion Corporation
British Columbia Enterprise Corporation
British Columbia Innovation Council
Columbia Basin Trust
Creston Valley Wildlife Management Authority Trust Fund
Destination BC Corp.[4]
Forestry Innovation Investment Ltd
Nechako—Kitamaat Development Fund Society
Oil and Gas Commission
Pacific Carbon Trust Inc.
Partnerships British Columbia Inc

Transportation Sector

BC Transportation Financing Authority
British Columbia Transit
Rapid Transit Project 2000 Ltd

Protection of Persons and Property Sector

British Columbia Securities Commission
Organized Crime Agency of British Columbia Society

Social Services Sector

Community Living British Columbia
Legal Services Society

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2013—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Other Sector

BC Games Society
British Columbia Assessment Authority
British Columbia Housing Management Commission
British Columbia Public School Employers’ Association
Community Social Services Employers’ Association
Crown Corporations Employers’ Association
First Peoples’ Heritage, Language and Culture Council
Health Employers Association of British Columbia
Post—Secondary Employers’ Association
Provincial Capital Commission
Provincial Rental Housing Corporation
The Royal British Columbia Museum Corporation

SELF—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority[5]
British Columbia Liquor Distribution Branch[6]
British Columbia Lottery Corporation[6]
British Columbia Railway Company[7]
Columbia Power Corporation[5]
Insurance Corporation of British Columbia[8]
Transportation Investment Corporation[7]

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 88) and on the Consolidated Statement of Operations by Sector (page 92).

2This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

3During the fiscal year this organization wound up to become part of the British Columbia Innovation Council.

4This organization was included in operations for the first time during the fiscal year.

5These organizations were included in the Natural Resources and Economic Development Sector results.

6These organizations were included in the General Government Sector results.

7These organizations were included in the Transportation Sector results.

8This organization was included in the Protection of Persons and Property Sector results.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2013

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	641	575	1,512	1,375	(3)	7	3	(33)	93	129
Temporary investments	437	352	249	401	13	16			161	200
Accounts receivable	311	301	270	307	45	63	319	286	403	385
Inventories for resale	17	2	28	27					8	8
Due from the Province of British Columbia	3	3	13	8		3			6	7
Due from other governments	78	79	61	77	19	43			30	68
Due from self–supported Crown corporations and agencies			93	52					228	238
Equity in self–supported Crown corporations and agencies			78	91					4,148	3,854
Loans, advances and mortgages receivable	15	14	895	865					371	348
Other investments	156	132	1,677	1,475	2		9	9	219	191
Sinking fund investments			56	51			1,778	1,491
Loans for purchase of assets, recoverable from agencies							23,593	20,889
	1,658	1,458	4,932	4,729	76	132	25,702	22,642	5,667	5,428

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2013

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	102	144	96	97	23	11	(145)	(120)	(138)	(24)	2,184	2,161
Temporary investments			105	93							965	1,062
Accounts receivable	48	49	36	53	100	95	1,007	972	(94)	(113)	2,445	2,398
Inventories for resale					2	2	5	3			60	42
Due from the Province of British Columbia	35	38	5						(62)	(59)	0	0
Due from other governments	62	90	50	61	164	182	462	343			926	943
Due from self–supported Crown corporations and agencies						101	111	137			432	528
Equity in self–supported Crown corporations and agencies	(96)	(12)			3,467	3,113	(63)	(52)			7,534	6,994
Loans, advances and mortgages receivable			206	256	1	1	522	453	(329)	(313)	1,681	1,624
Other investments	76	76	460	447	17	35					2,616	2,365
Sinking fund investments	1,413	1,091							(1,469)	(1,142)	1,778	1,491
Loans for purchase of assets, recoverable from agencies									(6,686)	(6,043)	16,907	14,846
	1,640	1,476	958	1,007	3,774	3,540	1,899	1,736	(8,778)	(7,694)	37,528	34,454

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2013

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	2,276	2,157	1,308	1,273	120	123	640	612	651	648
Due to other governments	69	50	80	28					31	22
Due to Crown corporations, agencies and trust funds	18	14	3	2	1	1	137		6
Due to the Province of British Columbia						5			9	9
Deferred revenue	1,754	1,801	2,496	2,451	4	4	52	52	3,636	4,320
Employee pension plans			163	107
Taxpayer–supported debt	1,261	1,156	828	846	1	2	36,704	32,992	521	561
Self–supported debt							17,011	14,942
	5,378	5,178	4,878	4,707	126	135	54,544	48,598	4,854	5,560
Net assets (liabilities)	(3,720)	(3,720)	54	22	(50)	(3)	(28,842)	(25,956)	813	(132)

Non–financial Assets

Tangible capital assets	6,372	6,221	13,224	12,902	148	128			2,317	2,348
Restricted assets	1		1,441	1,377					50	50
Prepaid program costs	227	211	39	42	2	14			151	150
Other assets	20	20	24	25			436	461
	6,620	6,452	14,728	14,346	150	142	436	461	2,518	2,548
Accumulated surplus (deficit)	2,900	2,732	14,782	14,368	100	139	(28,406)	(25,495)	3,331	2,416

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2013

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	395	482	259	249	315	318	845	823	(118)	(166)	6,691	6,519
Due to other governments		60	32	84	118	91	1,677	1,858			2,007	2,193
Due to Crown corporations, agencies and trust funds			38	44			1	9	(165)	(18)	39	52
Due to the Province of British Columbia			3	1					(12)	(15)	0	0
Deferred revenue	1,489	1,338	135	142	348	369	9	11			9,923	10,488
Employee pension plans							2	3			165	110
Taxpayer–supported debt	8,670	7,571	296	373	1	3	40	15	(8,494)	(7,507)	39,828	36,012
Self–supported debt											17,011	14,942
	10,554	9,451	763	893	782	781	2,574	2,719	(8,789)	(7,706)	75,664	70,316
Net assets (liabilities)	(8,914)	(7,975)	195	114	2,992	2,759	(675)	(983)	11	12	(38,136)	(35,862)

Non–financial Assets

Tangible capital assets	12,479	11,926	1,347	1,318	60	49	832	813	(17)	(13)	36,762	35,692
Restricted assets											1,492	1,427
Prepaid program costs	49	12	31	27	1	2	214	178			714	636
Other assets	84	85							(11)	(12)	553	579
	12,612	12,023	1,378	1,345	61	51	1,046	991	(28)	(25)	39,521	38,334
Accumulated surplus (deficit)	3,698	4,048	1,573	1,459	3,053	2,810	371	8	(17)	(13)	1,385	2,472

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2013

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
	$	$	$	$	$	$	$	$	$	$
Revenue

Taxation
Contributions from the federal government	87	80	957	921	84	60			67	102
Fees and licences	2,338	2,222	1,531	1,453	4				112	149
Miscellaneous	777	746	1,166	1,270	19	22			125	163
Natural resources									2,473	2,812
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies	40	39	210	209	22	21			578	612
Investment income	17	15	230	179	2	2	1,032	995	31	27
Total revenue	3,259	3,102	4,094	4,032	131	105	1,032	995	3,386	3,865

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2013

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue

Taxation	481	501	80	77			20,489	19,567			21,050	20,145
Contributions from the federal government	56	58	175	244	172	265	5,444	5,977			7,042	7,707
Fees and licences	53	61	6	5	752	744	100	91			4,896	4,725
Miscellaneous	42	64	123	127	166	166	307	276	(102)	(119)	2,623	2,715
Natural resources											2,473	2,812
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies	(43)	8	31	20	251	102	2,048	2,008	(339)	(313)	2,798	2,706
Investment income	97	67	29	20	3	2	12	6	(280)	(291)	1,173	1,022
Total revenue	686	759	444	493	1,344	1,279	28,400	27,925	(721)	(723)	42,055	41,832

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2013

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	6,823	6,491	7,901	7,672	398	396			531	517
Government transfers	4,574	4,585	856	908	2,769	2,757			821	719
Operating costs	5,476	5,263	1,911	1,806	836	790			453	409
Interest	74	63	46	59			2,227	2,229	9	9
Amortization	585	559	706	692	10	13			109	109
Other	306	276	196	191	32	32			191	134
Operating expense	17,838	17,237	11,616	11,328	4,045	3,988	2,227	2,229	2,114	1,897
Surplus (deficit) for the Fiscal Year ended March 31	(14,579)	(14,135)	(7,522)	(7,296)	(3,914)	(3,883)	(1,195)	(1,234)	1,272	1,968

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2013

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
	$	$	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	155	158	155	152	690	676	429	426			17,082	16,488
Government transfers	107	129	992	1,076	684	633	135	71	(233)	(223)	10,705	10,655
Operating costs	795	725	134	129	173	209	483	487	(2)	(3)	10,259	9,815
Interest	303	302	11	12					(280)	(291)	2,390	2,383
Amortization	496	492	57	57	15	16	87	101			2,065	2,039
Other	1	44	17	16	27	25	132	1,754	(202)	(206)	700	2,266
Operating expense	1,857	1,850	1,366	1,442	1,589	1,559	1,266	2,839	(717)	(723)	43,201	43,646
Surplus (deficit) for the Fiscal Year ended March 31	(1,171)	(1,091)	(922)	(949)	(245)	(280)	27,134	25,086	(4)	0	(1,146)	(1,814)

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2013

	In Millions
	Natural
	Resources and	Protection of
	Economic	Persons and		General	2013	2012
	Development[2]	Property[3]	Transportation[4]	Government[5]	Sub–Total	Sub–Total
	$	$	$	$	$	$
Assets

Cash and cash equivalents	67	44	72	75	258	208
Accounts receivable	722	1,393	13	59	2,187	1,828
Inventories	173			99	272	234
Other investments	574	12,579	1		13,154	12,168
Tangible capital assets	17,665	249	2,991	283	21,188	19,309
Other assets	5,052	148	2	15	5,217	4,811
Total Assets	24,253	14,413	3,079	531	42,276	38,558

Liabilities
Accounts payable and accrued liabilities	4,000	9,024	447	345	13,816	12,733
Deferred revenue	1,926	1,922		6	3,854	3,645
Due to Province of British Columbia	228			111	339	476
Debt due to Province of British Columbia	14,134		2,866	132	17,132	15,129
Other debt	20				20	20
	20,308	10,946	3,313	594	35,161	32,003
Equity
Investment by Province of British Columbia	296		150		446	446
Other comprehensive income	71	332	(249)	(45)	109	50
Unremitted earnings—end of year	3,578	3,135	(135)	(18)	6,560	6,059
	3,945	3,467	(234)	(63)	7,115	6,555
Total Liabilities and Equity	24,253	14,413	3,079	531	42,276	38,558

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2013—Continued

	In Millions
		Natural
	Education	Resources		2013	2012	2013	2012
	subsidiaries[6]	subsidiaries[7]	Transportation subsidiaries[8]	Sub–Total	Sub–Total	Grand Total	Grand Total[9]
	$	$	$	$	$	$	$
Assets

Cash and cash equivalents	55	29	131	215	190	473	398
Accounts receivable	64	8	3	75	59	2,262	1,887
Inventories	36			36	73	308	307
Other investments	14		104	118	107	13,272	12,275
Tangible capital assets	313	227	133	673	622	21,861	19,931
Other assets		186	1	187	188	5,404	4,999
Total Assets	482	450	372	1,304	1,239	43,580	39,797

Liabilities
Accounts payable and accrued liabilities	47	12	201	260	242	14,076	12,975
Deferred revenue	22		33	55	57	3,909	3,702
Due to Province of British Columbia	93			93	52	432	528
Debt due to Province of British Columbia						17,132	15,129
Other debt	242	235		477	449	497	469
	404	247	234	885	800	36,046	32,803
Equity
Investment by Province of British Columbia	57	197	107	361	361	807	807
Other comprehensive income			(6)	(6)	(6)	103	44
Unremitted earnings–end of year	21	6	37	64	84	6,624	6,143
	78	203	138	419	439	7,534	6,994
Total Liabilities and Equity	482	450	372	1,304	1,239	43,580	39,797

1Self–supported Crown corporations and agencies report under IFRS. These statements include related party transactions between self–supported Crown corporations and agencies. No elimination entries are recorded between self–supported Crown corporations and agencies for these transactions.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

6Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

9In fiscal 2013, the BTAA prescribed the adoption of IFRS and United States GAAP for regulatory accounting by BC Hydro. Prior years results have been restated for this change, with an increase of $853 million to assets, an increase of $832 million to liabilities, and an increase of $21 million to other comprehensive income.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2013

	In Millions
	Natural
	Resources and	Protection of
	Economic	Persons and		General	2013	2012
	Development[2]	Property[3]	Transportation[4]	Government[5]	Sub–Total	Sub–Total
	$	$	$	$	$	$
Revenue	4,921	4,378	15	5,695	15,009	14,477
Expense	4,394	4,127	75	3,647	12,243	11,811
Net earnings of self–supported Crown corporations and agencies	527	251	(60)	2,048	2,766	2,666
Dividends	(217)			(1,800)	(2,017)	(2,122)
Adjustments to dividends				(248)	(248)	(221)
Increase(decrease) in unremitted earnings in self–supported
Crown corporations and agencies	310	251	(60)	0	501	323
Unremitted earnings–beginning of year	3,268	2,884	(75)	(18)	6,059	5,996
Adjustments to unremitted earnings					0	(260)
Unremitted earnings–end of year	3,578	3,135	(135)	(18)	6,560	6,059
Accumulated other comprehensive income–beginning of year	63	229	(229)	(34)	29	436
Adjustments to accumulated other comprehensive income	21				21	(84)
Other comprehensive income	(13)	103	(20)	(11)	59	(302)
Accumulated other comprehensive income–end of year	71	332	(249)	(45)	109	50
Investment by Province of British Columbia	296		150		446	446
Equity in self–supported Crown corporations and agencies for the year	3,945	3,467	(234)	(63)	7,115	6,555

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self—supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2013—Continued

	In Millions
		Natural
	Education	Resources		2013	2012	2013	2012
	subsidiaries[6]	subsidiaries[7]	Transportation subsidiaries[8]	Sub–Total	Sub—Total	Grand Total	Grand Total[9]
	$	$	$	$	$	$	$
Revenue	72	57	22	151	167	15,160	14,644
Expense	66	37	16	119	127	12,362	11,938
Net earnings of self—supported Crown corporations and agencies	6	20	6	32	40	2,798	2,706
Dividends	(19)	(23)	(10)	(52)	(59)	(2,069)	(2,181)
Adjustments to dividends						(248)	(221)
Increase(decrease) in unremitted earnings in self—supported Crown corporations and agencies	(13)	(3)	(4)	(20)	(19)	481	304
Unremitted earnings—beginning of year	34	9	41	84	45	6,143	6,041
Adjustments to unremitted earnings					58		(202)
Unremitted earnings—end of year	21	6	37	64	84	6,624	6,143
Accumulated other comprehensive income—beginning of year			(6)	(6)	(2)	23	434
Adjustments to accumulated other comprehensive income					(1)	21	(85)
Other comprehensive income					(3)	59	(305)
Accumulated other comprehensive income—end of year	0	0	(6)	(6)	(6)	103	44
Investment by Province of British Columbia	57	197	107	361	361	807	807
Equity in self—supported Crown corporations and agencies for the year	78	203	138	419	439	7,534	6,994

1Self—supported Crown corporations and agencies report under IFRS. These statements include related party transactions between self—supported Crown corporations and agencies. No elimination entries are recorded between self—supported Crown corporations and agencies for these transactions.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

6Self—supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., UBC Properties Trust, and Vancouver Island Technology Park Trust, of post—secondary institutions.

7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

9In fiscal 2013, the BTAA prescribed the adoption of IFRS and United States GAAP for regulatory accounting by BC Hydro. Prior years’ results have been restated for this change, with an increase of $853 million to assets, an increase of $832 million to liabilities, and an increase of $21 million to other comprehensive income.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2013

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2013	2012
	Improvements	Building	Infrastructure	Equipment	Software	Other[3]	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost[2]
Opening Cost	4,451	27,248	16,156	2,989	3,183	5,940	59,967	56,930
Additions	163	1,401	798	211	254	452	3,279	3,565
Disposals and valuation adjustments	(55)	(138)	(14)	(7)	(237)	(227)	(678)	(528)
	4,559	28,511	16,940	3,193	3,200	6,165	62,568	59,967
Accumulated Amortization
Opening balance	(213)	(9,375)	(7,283)	(1,152)	(2,202)	(4,050)	(24,275)	(22,652)
Amortization expense	(16)	(782)	(452)	(75)	(292)	(448)	(2,065)	(2,039)
Effect of disposals and valuation adjustments	7	77	13	6	224	207	534	416
	(222)	(10,080)	(7,722)	(1,221)	(2,270)	(4,291)	(25,806)	(24,275)
Net book value for the year ended March 31, 2013	4,337	18,431	9,218	1,972	930	1,874	36,762

Net book value for the year ended March 30, 2012	4,238	17,873	8,873	1,837	981	1,890		35,692

1This statement includes assets that are held on capital leases at March 31, 2013 at a gross value of $397 million less accumulated amortization of $(218) million for a net book value totalling $179 million (2012: gross value of $413 million less accumulated amortization of $(222) million for a net book value of $191 million) comprised of: heavy equipment gross $6 million less accumulated amortization $(2) million for a net book value of $4 million (2012: gross $5 million less accumulated amortization $(1) million for a net book value of $4 million); vehicles gross $58 million less accumulated amortization $(53) million for a net book value of $5 million (2012: gross $73 million less accumulated amortization $(62) million for a net book value of $11 million); computer hardware/software gross $147 million less accumulated amortization $(116) million for a net book value of $31 million (2012: gross $150 million less accumulated amortization $(114) million for a net book value of $36 million); buildings gross $155 million less accumulated amortization $(22) million for a net book value of $133 million (2012: gross $153 million less accumulated amortization $(19) million for a net book value $134 million); and other assets gross $31 million less accumulated amortization $(25) million for a net book value of $6 million (2012: gross $32 million less accumulated amortization $(26) million for a net book value of $6 million).

2Historical cost includes work—in—progress at March 31, 2013 totalling $3,188 million (2012: $3,374 million) comprised of: buildings $1,380 million (2012: $1,889 million); land improvements $28 million (2012: $22 million); highway infrastructure $1,204 million (2012: $1,018 million); transportation equipment $241 million (2012: $105 million); computer hardware/software $273 million (2012: $284 million); and specialized equipment $62 million (2012: $56 million). Work—in—progress is not amortized. Work—in—progress includes capitalized interest expense at March 31, 2013 totalling $30 million (2012: $16 million).

3”Other” at net book value includes office furniture and equipment $700 million (2012: $684 million), vehicles $63 million (2012: $71 million), machinery $938 million (2012: $936 million) and miscellaneous $173 million (2012: $199 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2013

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2013		2012
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer—supported Guaranteed Debt
Government services:
Homeowner Protection Act loan guarantees[2]	375	12	375	27
Subtotal, government services	375	12	375	27
Health and education:
Financial Administration Act student aid loans	2	2	2	2
Subtotal, health and education	2	2	2	2

Economic development:
Financial Administration Act:
Feeder Association’s Loan Guarantee Program	10	5	10	4
Home Mortgage Assistance Program Act mortgages	1		1	1
Subtotal, natural resources and economic development	11	5	11	5
Total taxpayer—supported guaranteed debt	388	19	388	34

Self—supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures	10	10	10	10
Total self—supported guaranteed debt[3]	10	10	10	10

Grand total, all guaranteed debt	398	29	398	44
Provision for probable payout		(7)		(8)
Net total, all guaranteed debt	398	22	398	36

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canadian Mortgage and Housing Corporation (CMHC) for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

3The government has unconditionally guaranteed the payment of principal and interest for $10 million (2012: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)         the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and

b)         the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

BRITISH

COLUMBIA

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2013

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer—supported (Government Organizations)
BC Academic Health Council	3	(4)	(1)			(1)
BC Games Society	3	(3)
British Columbia Health Services Purchasing Organization	1	(1)
BC Immigrant Investment Fund Ltd	11	(6)	5			5
British Columbia Innovation Council	7	(7)		9		9
B.C. Pavilion Corporation	106	(117)	(11)	(32)		(43)
BC Transportation Financing Authority	665	(924)	(259)	(87)		(346)
British Columbia Assessment Authority[3]	85	(84)	1			1
British Columbia Housing Management Commission	657	(657)		13		13
British Columbia Public School Employers’ Association	5	(5)		2		2
British Columbia Securities Commission	38	(39)	(1)			(1)
British Columbia Transit	281	(281)		(15)		(15)
Canadian Blood Services	151	(148)	3	(1)		2
Columbia Basin Trust	5	(26)	(21)		23	2
Community Living British Columbia	745	(745)
Community Social Services Employers’ Association	3	(3)		(1)		(1)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
Destination BC Corp				4		4
First Peoples’ Heritage, Language and Culture Council	4	(4)
Forestry Innovation Investment Ltd	18	(18)		1		1
Health Employers Association of British Columbia	15	(15)		(2)		(2)
Industry Training Authority	109	(106)	3	(1)		2
Knowledge Network Corporation	12	(11)	1	(2)		(1)
Leading Edge Endowment Fund	5	(12)	(7)	(4)		(11)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2013—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer—supported (Government Organizations)—Continued
Legal Services Society	84	(84)		(1)		(1)
Nechako—Kitamaat Development Fund Society	1	(1)
Oil and Gas Commission	39	(42)	(3)			(3)
Organized Crime Agency of British Columbia Society	8	(7)	1			1
Pacific Carbon Trust Inc	19	(14)	5	(3)		2
Partnerships British Columbia Inc	15	(14)	1			1
Post—Secondary Employers’ Association	1	(1)
Private Career Training Institutions Agency	4	(4)
Provincial Capital Commssion	3	(3)
Provincial Rental Housing Corporation	63	(55)	8	24		32
Rapid Transit Project 2000 Ltd	13	(13)		(13)		(13)
The British Columbia Council for International Education	2	(2)
The Royal British Columbia Museum Corporation	19	(19)
Trades Training Consortium of British Columbia
Taxpayer—supported Crown corporations and agencies	3,201	(3,476)	(275)	(109)	23	(361)

SUCH Sector
School Districts	5,662	(5,577)	85	197		282
Universities	4,085	(3,940)	145	(62)	18	101
Colleges and Institutes	1,120	(1,107)	13	10	1	24
Health Authorities	12,306	(12,279)	27	64		91
Hospital Societies	1,023	(1,023)		(7)		(7)
SUCH sector	24,196	(23,926)	270	202	19	491
Net impact of taxpayer—supported Crown corporations, agencies and SUCH sector	27,397	(27,402)	(5)	93	42	130

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2013—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Self—supported (Government Enterprises)
British Columbia Hydro and Power Authority	4,898	(4,389)	509		(215)	294
British Columbia Liquor Distribution Branch	2,963	(2,033)	930		(930)
British Columbia Lottery Corporation	2,732	(1,614)	1,118		(1,118)
Columbia Power Corporation	23	(5)	18		(2)	16
Insurance Corporation of British Columbia[3]	4,378	(4,127)	251			251
Transportation Investment Corporation	15	(75)	(60)			(60)
Sub—total	15,009	(12,243)	2,766	0	(2,265)	501
British Columbia Railway Company[4]	22	(16)	6		(10)	(4)
Columbia Basin Trust joint ventures[5]	57	(37)	20		(23)	(3)
Great Northern Way Campus Trust[6]	20	(13)	7	(2)	(5)
Heritage Realty Properties Ltd[7]	7	(7)
UBC Properties Investments Ltd	75	(41)	34	(34)	(13)	(13)
Vancouver Island Technology Park Trust[7]	5	(4)	1		(1)
Miscellaneous	1	(1)
Sub—total	187	(119)	68	(36)	(52)	(20)
Net impact of self—supported Crown corporations and agencies	15,196	(12,362)	2,834	(36)	(2,317)	481

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3The revenues and expenses reported for the British Columbia Assessment Authority and Insurance Corporation of British Columbia include a stub period reversal of January–March 2012 and an inclusion of the stub period of January–March 2013.

4Subsidiary of B.C. Transportation Financing Authority.

5Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation, co-owned with Columbia Power Corporation.

6Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

7Subsidiaries of the University of Victoria.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

SUCH 1 Statement of Financial Position

as at March 31, 2013

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2013	2012
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	612	352	232	909	2,105	1,906
Temporary investments	438	61	57	118	674	729
Accounts receivable	162	151	28	72	413	407
Inventories for resale	16	19	8	1	44	28
Due from Crown corporations, agencies and trust funds	249	18	8	6	281	338
Due from other governments	57	34	8		99	93
Due from self–supported Crown corporations and agencies		92	1		93	52
Equity in self–supported Crown corporations and agencies		65	14		79	80
Loans, advances and mortgages receivable	15	34			49	48
Other investments	105	1,402	70	86	1,663	1,452
Sinking fund investments		50	8		58	50
Financial assets before accounting adjustments	1,654	2,278	434	1,192	5,558	5,183
Policy accounting adjustments	16	(194)	(5)	26	(157)	(61)
Financial assets	1,670	2,084	429	1,218	5,401	5,122

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

SUCH 1 Statement of Financial Position

as at March 31, 2013—Continued

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2013	2012
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	1,903	510	195	511	3,119	2,905
Due to other governments	45	6	5		56	51
Due to Crown corporations, agencies and trust funds	38	1	5	1	45	26
Deferred revenue	5,344	4,262	975	5,143	15,724	15,385
Taxpayer–supported debt	1,261	705	99	26	2,091	2,005
Liabilities before accounting adjustments	8,591	5,484	1,279	5,681	21,035	20,372
Policy accounting adjustments	(3,812)	(2,286)	(764)	(4,816)	(11,678)	(11,358)
Liabilities	4,779	3,198	515	865	9,357	9,014
Net liabilities	(3,109)	(1,114)	(86)	353	(3,956)	(3,892)

Non–financial Assets
Tangible capital assets	6,358	5,206	1,162	6,845	19,571	19,107
Restricted assets		1,401	39	2	1,442	1,376
Prepaid program costs	180	18	5	7	210	220
Other assets	42	18	2	4	66	61
Non–financial assets before accounting adjustments	6,580	6,643	1,208	6,858	21,289	20,764
Policy accounting adjustments	(221)	2	(9)		(228)	(249)
Non–financial assets	6,359	6,645	1,199	6,858	21,061	20,515
Accumulated surplus (deficit)	3,250	5,531	1,113	7,211	17,105	16,623

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter—entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

SUCH 1 Statement of Operations

for the Fiscal Year Ended March 31, 2013

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2013	2012
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	26	439	8	2	475	453
Fees and licences	327	1,051	289	171	1,838	1,770
Contributions from the provincial government/ Crown corporations and agencies	11,728	1,696	701	5,138	19,263	18,829
Miscellaneous	452	749	118	335	1,654	1,717
Investment income	13	155	5	16	189	114
Total revenue	12,546	4,090	1,121	5,662	23,419	22,883

Expense
Salaries and benefits	6,540	2,470	756	4,531	14,297	13,913
Government transfers		155	13		168	186
Operating costs	5,237	802	218	786	7,043	6,843
Interest	74	37	4	1	116	116
Amortization	555	370	78	251	1,254	1,220
Other	113	106	38	8	265	237
Total operating expense	12,519	3,940	1,107	5,577	23,143	22,515
Surplus (deficit) for the year before accounting adjustments	27	150	14	85	276	368
Policy accounting adjustments	57	(62)	10	197	202	483
Surplus (deficit) for the year	84	88	24	282	478	851

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter—entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Summary Financial Statements

Consolidated Staff Utilization

for the Fiscal Year Ended March 31, 20131

(Unaudited)

				Variance
				2012/13	2012/13
	2012/13	2012/13	2011/12	Actual	vs
	Budget[2]	Actual	Actual	To Budget	2011/12
Consolidated Revenue Fund[3]	26,891	27,326	27,228	435	98
Taxpayer–supported Crown corporations and agencies[4]	4,568	4,508	4,346	(60)	162
Total staff utilization	31,459	31,834	31,574	375	260

The table above provides a summary of full–time equivalent (FTE) employment.

1Staff utilization is the full–time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer–supported entities within the Summary Financial Statements.

2The budget figures do not include any provisions for the SUCH entities or for the self–supported Crown corporations and agencies.

3See the unaudited Consolidated Revenue Fund schedules at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

4See Financial Statements of Government Organizations and Enterprises at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

BRITISH

COLUMBIA

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Consolidated Revenue Fund

Statement of Financial Position

as at March 31, 2013

(Unaudited)

	In Millions
	2013	2012
	$	$
Financial Assets
Cash and cash equivalents	(84)	(86)
Accounts receivable	2,282	2,193
Inventories for resale	20	19
Due from other governments	784	793
Due from Crown corporations and agencies	347	485
Investments in Crown corporations and agencies	844	844
Loans, advances and mortgages receivable	1,439	1,355
Other investments	942	842
Loans for purchase of assets, recoverable from agencies	23,593	20,889
	30,167	27,334
Liabilities
Accounts payable and accrued liabilities	3,287	3,322
Due to other governments	1,948	2,137
Due to Crown corporations, agencies and trust funds	435	342
Deferred revenue	3,862	4,644
Employee pension plans	165	110
Taxpayer—supported debt	35,107	31,658
Self—supported debt	16,898	14,837
	61,702	57,050
Net assets (liabilities)	(31,535)	(29,716)

Non—financial Assets
Tangible capital assets	2,356	2,313
Prepaid program costs	422	379
Other assets	437	461
	3,215	3,153
Accumulated operating result	(28,320)	(26,563)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Consolidated Revenue Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2013

(Unaudited)

	In Millions
	2013		2012
	Estimated [l]	Actual	Actual
	$	$	$
Revenue
Taxation	20,465	20,476	19,545
Contributions from the federal government	5,832	5,592	6,213
Other revenue	2,934	2,920	2,788
Natural resources	2,864	2,348	2,699
Dividends	2,093	2,027	2,137
	34,188	33,363	33,382

Expense
Health	17,020	16,580	16,251
Education	8,006	8,001	7,959
Social services	3,872	3,917	3,895
Interest[2]	1,287	1,197	1,238
Natural resources and economic development	1,443	1,705	1,553
Transportation	781	778	781
Other	1,032	787	911
Protection of persons and property	1,209	1,266	1,232
General government	981	889	2,482
	35,631	35,120	36,302
Operating result for the year before unusual items	(1,443)	(1,757)	(2,920)
Operating result for the year	(1,443)	(1,757)	(2,920)

Accumulated operating result —beginning of year as restated		(26,563)	(23,643)
Accumulated operating result —end of year		(28,320)	(26,563)

1The estimated amount consists of the Main Estimates presented to the Legislative Assembly on February 21, 2012. It does not include other authorizations granted under statutory authority of $240 million (2012: $2,612 million).

2Interest expense does not include the following: interest of $1,007 million (2012: $952 million) on cost of borrowing for relending to government bodies; interest of $7 million (2012: $15 million) on cost of unallocated borrowing under the Warehouse Borrowing Program; interest of $15 million (2012: $23 million) funded by sinking fund earnings; and, interest of $1 million (2012: $1 million) on cost of financial agreements entered into on behalf of government bodies. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2013

(Unaudited)

	In Millions
	2013			2012
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			(1,757)	(2,920)
Non—cash items included in surplus (deficit):
Amortization of tangible capital assets			210	233
Amortization of public debt deferred revenue and deferred charges			20	34
Concessionary loan adjustments decreases			(55)	(5)
Valuation adjustments			66	35
Accounts receivable increases			(92)	(161)
Due from other governments decreases			9	13
Due from self—supported Crown corporations and agencies decreases			138	412
Accounts payable (decreases) increase			(35)	8
Due to other governments (decreases) increases			(189)	1,120
Due to Crown corporations, agencies and funds increases			93	46
Employee pension plan increases			55	23
Items applicable to future operations decreases			(832)	(793)
Cash (used for) operations			(2,369)	(1,955)

Capital Transactions
Tangible capital assets acquistions	14	(267)	(253)	(165)
Cash (used for) capital	14	(267)	(253)	(165)

Investment Transactions
Loans, advances and mortgages receivable issues	162	(253)	(91)	(149)
Other investments—net increases	112	(212)	(100)	(77)
Cash (used for) investments	274	(465)	(191)	(226)
Total cash (requirement)			(2,813)	(2,346)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2013—Continued

(Unaudited)

	In Millions
	2013			2012
	Receipts	Disbursements	Net	Net
	$	$	$	$

Total cash (requirement) carried forward from previous page			(2,813)	(2,346)

Financing Transactions[1]
Public debt increases	30,268	(24,740)	5,528	4,675
Derived from Warehouse Borrowing Program investment	2,375	(2,375)
(Used for) purchase of assets, recoverable from agencies	12,181	(14,894)	(2,713)	(2,401)
Cash derived from financing	44,824	(42,009)	2,815	2,274
Increase (decrease) in cash and cash equivalents			2	(72)
Cash and cash equivalents—beginning of year			(86)	(14)
Cash and cash equivalents—end of year			(84)	(86)

Cash and cash equivalents are made up of:
Cash			(227)	(202)
Cash equivalents			143	116
			(84)	(86)

1Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2013

(Unaudited)

	In Millions
	2013		2012
	Estimated	Actual	Actual
	$	$	$
Taxation Revenue[1]
Personal income	6,630	6,977	6,427
Corporate income	2,266	2,204	2,002
Harmonized sales	6,003	5,950	5,779
Social service		25	62
Carbon	1,172	1,120	959
Property	1,856	1,841	1,773
Fuel	491	472	490
Other	2,067	1,900	2,075
Commissions on collection of public funds	(13)	(12)	(11)
Valuation adjustments	(7)	(1)	(11)
Total taxation revenue	20,465	20,476	19,545

Contributions from the Federal Government
Canada health and social transfers	5,682	5,442	5,384
Other contributions	150	150	829
Total contributions from the federal government	5,832	5,592	6,213

Other Revenue
Medical Services Plan premiums	1,991	1,974	1,858
Motor vehicle licences and permits	485	489	479
Other fees and licences	327	334	346
Investment earnings	65	87	60
Miscellaneous	208	234	206
Asset dispositions	2	2	3
Commissions on collection of public funds	(6)	(6)	(6)
Valuation adjustments	(138)	(194)	(158)
Total other revenue	2,934	2,920	2,788

Natural Resource Revenue[2]
Petroleum, natural gas and minerals	1,799	1,301	1,754
Forests	523	540	459
Water and other	549	514	489
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(6)	(6)	(2)
Total natural resource revenue	2,864	2,348	2,699

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2013—Continued

(Unaudited)

	In Millions
	2013		2012
	Estimated	Actual	Actual
Dividends
Self—supported Crown corporations
British Columbia Hydro and Power Authority	102	215	230
British Columbia Liquor Distribution Branch	906	930	909
British Columbia Lottery Corporation	880	870	878
Other	205	12	120
Total dividends	2,093	2,027	2,137
Net Consolidated Revenue Fund Revenue	34,188	33,363	33,382

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities[3]
Advanced Education, Innovation and Technology
Post—secondary Institutions	(10)		(39)
Energy, Mines and Natural Gas
Northwest Transmission Line	(60)	(23)
Oil and Gas Commission	(31)	(28)	(30)
Finance
British Columbia Transit	(12)	(12)	(12)
BC Transportation Financing Authority	(435)	(406)	(426)
Cowichan Tribes	(2)	(2)	(2)
Municipalities or Eligible Entities	(31)	(30)	(30)
Rural Areas	(300)	(292)	(282)
South Coast British Columbia Transportation Authority	(308)	(347)	(313)
Forests, Lands and Natural Resource Operations
Habitat Conservation Trust	(6)	(6)	(6)
Total	(1,195)	(1,146)	(1,140)

1Personal income tax and corporate income tax revenues are recorded after deductions for non—refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $61 million (2012: $44 million) and corporate income tax were $88 million (2012: $75 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, children fitness and arts, scientific and experimental development tax, and mining flow—through share.

Personal income tax revenue was also reduced by $107 million (2012: $110 million) for the BC Tax Reduction.

Personal and corporate income tax refunds are issued under the International Business Activity Act. Corporate income tax refunds were $17 million (2012: $20 million).

Property tax revenue was recorded net of home owner grants of $792 million (2012: $785 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, summer drilling, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $412 million (2012: $497 million). Natural resource revenue includes mining taxes of $150 million (2012: $358 million), and logging taxes of $16 million (2012: $21 million)

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2013

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislation	69,271		69,271	60,879
Officers of the Legislature	46,471	10,261	56,732	55,674
Office of the Premier	9,008		9,008	8,425
Aboriginal Relations and Reconciliation	80,141	16,964	97,105	95,822
Advanced Education, Innovation and Technology	1,971,938	8,547	1,980,485	1,977,181
Agriculture	65,788	1,413	67,201	64,267
Children and Family Development	1,333,291		1,333,291	1,325,501
Citizens’ Services and Open Government	548,586	(5,493)	543,093	513,998
Community, Sport and Cultural Development	310,907	17,941	328,848	328,848
Education	5,314,848	45,177	5,360,025	5,340,554
Energy, Mines and Natural Gas	439,569	29,942	469,511	464,884
Environment	128,925	13,822	142,747	137,790
Finance	172,574	40,659	213,233	161,908
Forests, Lands and Natural Resource Operations	602,034	80,094	682,128	671,638
Health	16,180,117	(2,638)	16,177,479	15,865,865
Jobs, Tourism and Skills Training	234,608	32,127	266,735	264,711
Justice	1,110,249	86,513	1,196,762	1,189,759
Social Development	2,456,780		2,456,780	2,441,191
Transportation and Infrastructure	806,921		806,921	802,785
Management of Public Funds and Debt	1,287,491		1,287,491	1,197,266
Contingencies (All Ministries) and New Programs[1]	300,000	(247,681)	52,319	11,062
Capital Funding	1,061,586	15,766	1,077,352	946,482
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1	(178)
Tax Transfers	1,091,405	96,371	1,187,776	1,187,776
Auditor General for Local Government	2,600		2,600	942
Environmental Appeal Board and Forest Appeals Commission	2,075		2,075	1,617
Forest Practices Board	3,815		3,815	3,768
Total expense	35,631,000	239,785	35,870,785	35,120,415

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2013—Continued

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	35,225,725	231,932	35,457,657	34,775,198
Statutory
Various Acts		50,626	50,626	50,626
Special Accounts	421,168	72,637	493,805	425,090
Inter—account transfers	(15,893)	(115,410)	(131,303)	(130,499)
Total expense by appropriation 2012/13	35,631,000	239,785	35,870,785	35,120,415

Total expense by appropriation 2011/12	34,618,000	2,612,471	37,230,471	36,301,589

1Some of the budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2013

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		379,791	379,791	379,791
Legislation	4,220		4,220	2,086
Officers of the Legislature	1,315		1,315	683
Office of the Premier	1		1	1
Aboriginal Relations and Reconciliation	391		391	81
Advanced Education, Innovation and Technology	10,896		10,896	881
Agriculture	290		290	281
Children and Family Development	277		277	201
Citizens’ Services and Open Government	172,778	(173)	172,605	114,115
Community, Sport and Cultural Development	884		884	113
Education	978		978	349
Energy, Mines and Natural Gas	119,325		119,325	78,120
Environment	17,815		17,815	17,358
Finance	1,460,821		1,460,821	1,427,382
Forests, Lands and Natural Resource Operations	129,601		129,601	100,488
Health	16,614		16,614	14,738
Jobs, Tourism and Skills Training	3,103	173	3,276	1,730
Justice	14,982		14,982	12,099
Social Development	32,538		32,538	24,935
Transportation and Infrastructure	4,239		4,239	4,118
Contingencies (All Ministries) and New Programs	95,000		95,000
Environmental Appeal Board and Forest Appeals Commission
Forest Practices Board
Insurance and Risk Management Special Account
Total financing transaction disbursements	2,086,068	379,791	2,465,859	2,179,550

Summary of Appropriations
Loans, investments and other requirements	436,844	379,791	816,635	766,855
Revenue collected for, and transferred to, other entities	1,194,957		1,194,957	1,146,370
Capital expenditures
Land and land improvements	20,153		20,153	18,665
Buildings and tenant improvements	176,384		176,384	93,479
Specialized equipment	8,812		8,812	9,399
Office furniture and equipment	1,389		1,389	1,710
Vehicles	4,279		4,279	6,102
Information systems	177,559		177,559	81,527
Roads, bridges and ferries	65,691		65,691	55,443
Total financing transactions by appropriation	2,086,068	379,791	2,465,859	2,179,550

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Consolidated Revenue Fund

Schedule of Write—offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2013

(Unaudited)

	In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Advanced Education, Innovation and Technology		45
Children and Family Development		1
Citizens’ Services and Open Government	1
Finance	140	54	42
Forests, Lands and Natural Resource Operations	2	1
Health	5
Justice	10
Social Development	11
Total 2012/13	169	101	42

Total 2011/12	57	118	46

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write—off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer—supported debt; and (2) self—supported debt.

Taxpayer—supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer—supported Crown corporation.

Self—supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2013 was $55,816 million, which consists of $56,839 million in the Summary Financial Statements in addition to $726 million of non—guaranteed debt and $29 million of guaranteed debt less $1,778 million of sinking fund investments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Provincial Debt

as at March 31, 2013

(Unaudited)

The accumulated provincial net debt of $55,816 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowing have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2013, taxpayer—supported net debt totalled $38,182 million including debt incurred for government operating purposes ($9,408 million), educational facilities ($11,145 million), health facilities ($5,691 million), transportation infrastructure ($9,421 million), and other debt ($2,517 million). Other debt is comprised mainly of debt related to social housing, provincial government general capital expenditures, service delivery agencies and various loan guarantee programs.

At March 31, 2013, self—supported debt totalled $17,634 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($14,167 million), the Transportation Investment Corporation ($2,610 million), Columbia River power projects ($475 million), British Columbia Lottery Corporation ($132 million) and commercial subsidiaries of certain post—secondary institutions ($215 million), and debt of other government business enterprise ($35 million).

Chart 1 — Provincial debt as at March 31, 2013

In Millions/Percent of Total

1Operating debt includes amounts required to finance operating deficits and amounts allocated to fund provincial government general capital expenditures prior to the 2008/09 fiscal year end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Change in Provincial Debt1

(Unaudited)

Provincial debt increased by $5,623 million in 2012/13 when compared to the prior year. This includes an increase in taxpayer—supported debt of $3,523 million and an increase in self—supported debt of $2,100 million. Warehouse Program debt was zero at fiscal year—end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2013..

Taxpayer—supported Debt— Increased by $3,523 million due to a $1,595 million increase to government direct operating debt, and new capital financing requirements of $553 million in the education sector, $398 million in the health sector, $777 million in the transportation sector, and $200 million for other taxpayer—supported entities which included $265 million attributed to provincial government general capital.

Self—supported Debt—Increased by $2,100 million due to new capital financing requirements of $1,189 million by BC Hydro and Power Authority, $831 million by Transportation Investment Corporation, $42 million by British Columbia Lottery Corporation, $42 million by the commercial subsidiaries of certain post—secondary institutions, $2 million by other government business enterprises, and offset by a decrease of $6 million by Columbia River power projects.

Chart 2 — Change in provincial debt for the year ended March 31, 2013

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Reconciliation of Summary Financial Statements’ Deficit (Surplus)

to Change in Taxpayer—supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2013

(Unaudited)

	In Millions
	2013	2012[1]
	$	$
Deficit for the year	1,146	1,814

Taxpayer—supported debt decreased by
Non—cash expenses included in (surplus)	(2,338)	(2,297)
Accounts receivable, accounts payable and other working capital net changes	692	(753)
	(1,646)	(3,050)
Taxpayer—supported debt increased by:
Self—supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	520	601
Tangible capital asset net acquisitions	3,138	3,436
Net increases in loans, advances and investments	365	37
	4,023	4,074
Net increase in taxpayer—supported debt	3,523	2,838
Taxpayer—supported debt—beginning of year	34,659	31,821
Taxpayer—supported debt—end of year	38,182	34,659
Self—supported debt	17,634	15,534
Total debt[2]	55,816	50,193

Reconciliation of Total Debt to Summary Financial Statements’ Debt

as at March 31, 2013

(Unaudited)

	In Millions
	2013	2012
	$	$
Total debt	55,816	50,193

Debt included as part of equity in self—supported Crown corporations and agencies	(726)	(687)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(29)	(43)
Sinking fund investments	1,778	1,491
Summary Financial Statements’ debt	56,839	50,954

Comprised of:
Taxpayer—supported debt	39,828	36,012
Self—supported debt	17,011	14,942
Summary Financial Statements’ debt	56,839	50,954

1Comparative figures for the previous year have been restated.

2See Summary of Provincial Debt, page 139.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Change in Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt increased by $5,623 million compared to a budgeted increase of $6,618 million resulting in an $845 million improvement over budget net of the $150 million increase in the forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer—supported debt increased by $3,523 million compared to a budgeted increase of $3,950 million. The $427 million improvement over budget is due to lower than forecasted borrowing for government operating purposes ($1 million), education ($35 million), health facilities ($149 million), transportation ($14 million) and other capital investments ($228 million).

Self—supported debt increased by $2,100 million compared to a budgeted increase of $2,518 million. The $418 million improvement over budget is due to lower than forecasted borrowing for British Columbia Hydro and Power Authority ($681 million) offset by higher than forecasted borrowing for Transportation Investment Corporation ($207 million), the commercial subsidiaries of certain post—secondary institutions ($42 million), British Columbia Lottery Corporation ($12 million) and other government business enterprises ($2 million).

Chart 3 — Change in provincial debt1 (actual vs budget) for the year ended March 31, 2013

1The change in forecast allowance is not included in this chart.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Interprovincial Comparison of Taxpayer—supported Debt

as a Percentage of Gross Domestic Product

(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer—supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer—supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer—supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 — Interprovincial comparison of taxpayer—supported debt as a percentage of GDP

Source: Moody’s Investors Service Inc.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2012 are 15.9%

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Interprovincial Comparison of Taxpayer—supported Debt

Service Costs as a Percentage of Revenue

(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer—supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer—supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer—supported debt service costs as a percentage of revenue of all provinces.

Chart 5 — Interprovincial comparison of taxpayer—supported debt service costs as a percentage of revenue

Source: Moody’s Investors Service Inc.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2012 are 4.4%

Moody’s definition of taxpayer—supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer—supported debt. The definition used by Moody’s is the closest to that employed by the ministry but, even then, there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

Report on the Debt-Related Statements

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia and its subsidiaries, which comprise the summary of provincial debt as at March 31, 2013, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies.

Through these statements, the government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2013.

Management’s Responsibility for the Debt-Related Statements

Management is responsible for determining the appropriateness of the stated basis of accounting as described in the notes of the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Management is also responsible for such internal control as management determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these debt-related statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the debt-related statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the debt-related statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the debt-related statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Government’s preparation and fair presentation of the debt-related statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the debt-related statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

MINISTRY OF FINANCE

Independent Auditor’s Report – Summary of Provincial Debt

Opinion

I believe the summary of provincial debt as at March 31, 2013, the key indicators of provincial debt and the summary of performance measures for the year then ended, are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

Basis of Accounting

Without modifying my opinion, I draw attention to the basis of accounting, as described in the notes to the debt-related statements. The debt-related statements are provided to the Legislative Assembly to supplement the debt disclosures provided in the Summary Financial Statements of the Province of British Columbia and, as a result, may not be suitable for another purpose.

/s/ Russ Jones
Victoria, British Columbia	Russ Jones, MBA, CA
July 3, 2013	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Summary of Provincial Debt1

as at March 31

	In Millions
	2013	2012	2011	2010	2009
	$	$	$	$	$
Taxpayer–supported Debt
Provincial government direct operating
Provincial government operating	6,712	5,117	4,268	4,663	3,048
Provincial government general capital[2]	2,696	2,696	2,696	2,696	2,696
	9,408	7,813	6,964	7,359	5,744
Education[3]
Schools	6,830	6,407	6,016	5,777	5,522
Post–secondary institutions	4,315	4,185	4,092	3,824	3,611
	11,145	10,592	10,108	9,601	9,133
Health facilities[3]	5,691	5,293	4,895	4,389	3,936

Highways, ferries and public transit
BC Transportation Financing Authority	7,084	6,287	5,785	5,211	4,586
British Columbia Transit	163	183	158	140	94
Public transit[3]	1,000	1,000	997	997	997
Sky Train extension[3]	1,174	1,174	1,155	1,154	1,154
	9,421	8,644	8,095	7,502	6,831
Other
BC Pavilion Corporation	383	383	250	49
Homeowner Protection Office[4]				144	150
Provincial government general capital[2]	1,073	808	570	294
Social Housing[5]	658	674	511	305	286
Other[6]	403	452	428	325	322
	2,517	2,317	1,759	1,117	758
Total taxpayer–supported debt	38,182	34,659	31,821	29,968	26,402

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Summary of Provincial Debt1—Continued

as at March 31

	In Millions
	2013	2012	2011	2010	2009
	$	$	$	$	$
Self–supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority[7]	14,167	12,978	11,710	10,862	9,124
British Columbia Lottery Corporation	132	90	85	60
Columbia River power projects[8]	475	481	183	196	208
Post–secondary institutions’ subsidiaries[9]	215	173	173	220	149
Transportation Investment Corporation	2,610	1,779	1,148	544	20
Other[10]	35	33	34	35	30
	17,634	15,534	13,333	11,917	9,531
Ware house Borrowing Program[11]					2,081
Total self–supported debt	17,634	15,534	13,333	11,917	11,612
Total provincial debt	55,816	50,193	45,154	41,885	38,014

1Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2Separate disclosures of borrowing for ministries’ capital spending are applied prospectively beginning in fiscal 2009/10. Figures for prior years have been restated.

3Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

4Effective April 1, 2010, the provincial government assumed responsibility for the fiscal agency loans and loan guarantees of the Homeowner Protection Office ($144 million).

5Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

6Includes debt of other taxpayer–supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs.

7Effective July 5, 2010, the British Columbia Hydro and Power Authority assumed responsibility for the fiscal agency loans of the British Columbia Transmission Corporation ($70 million). Figures for prior years have been restated.

8Debt related to joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.

9Includes Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Property Investments Ltd. and Vancouver Island Technology Park.

10Includes Columbia Basin Trust’s share of real estate investment joint ventures’ debt and British Columbia Liquor Distribution Branch.

11The program borrows money in advance of actual requirements. Funds are invested until required. Debt is allocated to the provincial government or its Crown corporations and agencies.

Summary of Provincial Debt

The debt–related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with Canadian generally accepted accounting principles. However, in the debt–related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt–related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises, and other commercial subsidiaries of taxpayer–supported entities, and includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt and the Summary of Provincial Debt table has been restated to reflect this policy.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31

	2013		2012	2011	2010	2009
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	105.1	104.2	94.8	88.5	86.5	77.2
Taxpayer–supported	92.5	93.7	85.1	78.8	82.6	71.0

Debt per Capita ($)[2]
Total provincial	12,461	12,075	10,967	9,969	9,391	8,670
Taxpayer–supported	8,379	8,260	7,573	7,025	6,719	6,022

Debt to GDP (percent)[3]
Total provincial	26.2	24.8	23.1	21.7	21.4	18.7
Taxpayer–supported	17.6	17.0	15.9	15.3	15.3	13.0

Interest Bite (cents per dollar of revenue)[4]
Total provincial	4.5	4.4	4.3	4.2	4.6	4.3
Taxpayer–supported	4.1	3.9	4.0	4.0	4.2	4.2

Interest Costs ($ millions)
Total provincial	2,455	2,336	2,300	2,155	2,205	2,138
Taxpayer–supported	1,722	1,590	1,625	1,596	1,534	1,570

Interest Rate (percent)[5]
Taxpayer–supported	4.7	4.4	4.9	5.2	5.4	5.9

Background Information:
Revenue ($ millions)
Total provincial[6]	54,831	53,570	52,966	51,021	48,434	49,214
Taxpayer–supported[7]	41,892	40,744	40,738	40,380	36,274	37,195

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31—Continued

	2013		2012	2011	2010	2009
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual

Total Debt ($ millions)
Total provincial	57,603	55,816	50,193	45,154	41,885	38,014
Taxpayer–supported[8]	38,736	38,182	34,659	31,821	29,968	26,402

Provincial GDP ($ millions)[9]	219,759	224,823	217,749	208,295	195,670	203,820

Population (thousands at July 1)[10]	4,623	4,623	4,577	4,530	4,460	4,384

1Figures for prior years and the 2012/13 budget have been restated to conform with the presentation used for 2013 and to include the effects of changes in underlying data and statistics.

2The ratio of debt to population (e.g., debt at March 31, 2013 divided by population at July 1, 2012).

3The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2013 divided by 2012 GDP).

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue of the Consolidated Revenue Fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies and funds held under the province’s Warehouse Borrowing Program.

9Nominal GDP for the calendar year ending in the fiscal year (e.g., GDP for 2012 is used for the fiscal year ending March 31, 2013). As nominal GDP for the calendar year ending 2012 is not available, the 2012 GDP projected in June 2013 has been used for the fiscal year ended March 31, 2013 for demonstration purposes.

10Population at July 1st within the fiscal year (e.g., population at July 1, 2012 is used for the fiscal year ending March 31, 2013).

Summary of Performance Measures

for the Fiscal Year Ended March 31, 2013

	2013	2013	2012
	Target	Actual	Actual

Provincial credit rating[1]	Aaa	Aaa	Aaa
Taxpayer–supported debt to GDP ratio[2]	17.6%	17.0%	15.9%
Taxpayer–supported debt service costs as a percentage of revenue[2]	4.1%	3.9%	4.0%

1Performance target presented in the Ministry of Finance 2012/13–2014/15 Service Plan Update, actuals as per Moody’s Investors Services Inc.

2These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating. In previous Ministry of Finance service plans, these target measures were included but in the 2012/13–2014/15 Service Plan Update, only the province’s credit rating is cited as a comprehensive measure of performance. Target ratios are now the Ministry of Finance’s budget estimates from the Budget and Fiscal Plan 2012/13–2014/15. Actual performance measures are those reported in the 2012/13 Public Accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Definitions

(Unaudited)

Consolidated Revenue Fund—includes the taxpayer–supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line–by–line basis. Inter–entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line–by–line basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self–supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non–discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Definitions—Continued

(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non–financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self–supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self–supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Definitions—Continued

(Unaudited)

Taxpayer—supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self–supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Acronyms

(Unaudited)

APAC	Accounting Policy Advisory Committee

AiP	Agreements in Principle

BC Hydro	British Columbia Hydro and Power Authority

BCHMC	British Columbia Housing Management Commission

BCIT	British Columbia Institute of Technology

BCRC	British Columbia Railway Corporation

BCT	British Columbia Transit

BCTS	British Columbia Timber Sales

BTAA	Budget Transparency and Accountability Act

CICA	Canadian Institute of Chartered Accountants

CMHC	Canada Mortgage and Housing Corporation

CRF	Consolidated Revenue Fund

FAA	Financial Administration Act

FRAS	Financial Reporting and Advisory Services

FTE	Full–time equivalent

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

GRE	Government reporting entity

HPO	Homeowner Protection Office

HST	Harmonized Sales Tax

ICBC	Insurance Corporation of British Columbia

IFRS	International Financial Reporting Standards

MLA	Members of the Legislative Assembly

Moody’s	Moody’s Investors Service

OAG	Office of the Auditor General

OCG	Office of the Comptroller General

OCI	Other comprehensive income

OIC	Order in Council

P3	Public private partnership

Pension Corporation	British Columbia Pension Corporation

PHH	PHH Vehicle Management Services Inc.

PSAB	Public Sector Accounting Board

RTP	Rapid Transit Project 2000 Ltd.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2012/13

Acronyms—Continued

(Unaudited)

SCBCTA	South Coast British Columbia Transportation Authority

SUCH	School districts, universities, colleges, institutes and health organizations

TCA	Tangible capital assets

the Commission	British Columbia Utilities Commission

UBC	University of British Columbia

UVIC	University of Victoria

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